AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 1999
                                                     REGISTRATION NO. 333-71315

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                    MID-AMERICA APARTMENT COMMUNITIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              TENNESSEE
   (STATE OR OTHER JURISDICTION OF                     62-1543819
   INCORPORATION OR ORGANIZATION)         (I.R.S. EMPLOYER IDENTIFICATION NO.)

                         6584 POPLAR AVENUE, SUITE 340
                            MEMPHIS, TENNESSEE 38138
                                 (901) 682-6600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                GEORGE E. CATES
                         6584 POPLAR AVENUE, SUITE 340
                            MEMPHIS, TENNESSEE 38138
                                 (901) 682-6600
       (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                           ROBERT J. DELPRIORE, ESQ.
                      BAKER, DONELSON, BEARMAN & CALDWELL
                         165 MADISON AVENUE, 20TH FLOOR
                            MEMPHIS, TENNESSEE 38103
                            TELEPHONE (901) 577-2194

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ].

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING ANY OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER AND SALE IS NOT PERMITTED.


               SUBJECT TO COMPLETION, DATED FEBRUARY    , 1999

                    MID-AMERICA APARTMENT COMMUNITIES, INC.

                     DIRECT STOCK PURCHASE AND DISTRIBUTION
                               REINVESTMENT PLAN

The plan gives you:

  o the ability to reinvest all or part of your distributions from your Mid-America common stock, preferred stock or limited partnership interests in Mid-America Apartments, L.P.; and

  o   the opportunity to buy additional shares through optional cash investments

You:

  o do not have to be a current Mid-America shareholder to participate in the plan

  o can begin participating with an initial investment of as little as $250 or more; and

  o do not have to return a new enrollment form if you are currently participating in Mid-America's current plan

To ensure that we qualify as a REIT, no person may own more than 9.9% of the total value of our outstanding capital stock, unless our Board of Directors waives this limitation.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   THIS PROSPECTUS IS DATED FEBRUARY    , 1999.

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                                    SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE PLAN, YOU SHOULD CAREFULLY READ THIS DOCUMENT. YOU SHOULD READ THE "SUMMARY OF THE PLAN" ON PAGE 16, AND "THE PLAN" BEGINNING ON PAGE 17 FOR A MORE COMPLETE DESCRIPTION OF THE OPERATION OF THE PLAN. YOU SHOULD ALSO READ THE DOCUMENTS WE HAVE REFERRED YOU TO IN WHERE YOU CAN FIND MORE INFORMATION ON PAGE 3 FOR INFORMATION ON MID-AMERICA AND OUR FINANCIAL STATEMENTS.

                    MID-AMERICA APARTMENT COMMUNITIES, INC.

     We are a Memphis, Tennessee-based REIT. As of September 30, 1998, we owned and operated 125 apartment communities containing 33,009 apartment units in 13 states. We also manage but do not own 43 properties containing 5,387 apartment units.

     In November 1997, we acquired Flournoy Development Company, a privately held company and as a result:

  o acquired 30 apartment communities containing 8,641 apartment units, including 950 units under development; and

  o increased our ability to build our own apartment communities rather than acquiring existing apartment communities or relying on third party developers.

We own, manage, develop and build apartment communities appealing to middle and upper income residents primarily in mid-size cities in the southeastern United States and Texas. Approximately 71% of our apartment units are located in Tennessee, Georgia, Florida and Texas markets. Our strategic focus is to provide our residents high quality apartment units in attractive community settings, characterized by extensive landscaping and attention to aesthetic detail. We utilize our experience and expertise in maintenance, landscaping and management to raise occupancy levels and per unit average rentals.

     We operate in an umbrella partnership REIT structure. In this structure, properties are owned and operated by one or more operating partnerships in which the REIT is general partner and owns a substantial interest. Our primary operating partnership is Mid-America Apartments, L.P. Most of our operations are conducted through Mid-America Apartments, L.P. Common units of limited partnership interest in Mid-America Apartments, L.P. are redeemable for our common stock on a one-for-one basis or, at our option, for cash.

     As of September 30, 1998, our executive officers and directors owned approximately 18% of our combined outstanding common stock and common units of limited partnership interest in Mid-America Apartments, L.P. We use stock-based and other incentive compensation plans to motivate employees to meet long-term management goals that are consistent with creating value for our shareholders.

     Our principal executive offices are located at 6584 Poplar Avenue, Suite 340, Memphis, Tennessee 38128 and our telephone number is (901) 682-6600.

                                    THE PLAN

     The plan gives you a convenient and attractive method of investing cash distributions and optional cash payments in our common stock without paying brokerage commissions or service charges. The price you will pay for the common stock bought directly from us under the plan will be discounted between 0% and 5% from the market price of the common stock. If we have to buy the shares on the open market, you will not receive a discount. We may change the discount at our discretion; however it will not vary from the range of between 0% and 5%. We have set the initial discount at 3%.

  o ENROLLMENT. New shareholders can join by making an initial investment of at least $250. If you were enrolled in our dividend reinvestment and stock purchase plan on December 31, 1998, you will continue to be enrolled in the revised Plan. If not, you can participate by submitting a completed Authorization Form. If you are a limited partner of Mid-America Apartments, L.P., you can invest your cash distributions in the Plan. If your shares are held

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     in a brokerage account, you may participate directly by registering some or all of your shares in your name.

  o REINVESTMENT OF DISTRIBUTIONS. You can reinvest all or a portion of your cash distributions towards the purchase of common stock without paying brokerage commissions.

  o OPTIONAL CASH INVESTMENTS. After you are enrolled in the Plan, you can buy additional shares of common stock without paying any brokerage commissions. You can invest between $250 and $5,000 per month. We may allow purchases in excess of $5,000 per month at our discretion.

  o FULL INVESTMENT. Full investment of your optional cash investments and distributions is possible because we will credit your account with both whole and fractional shares. We pay distributions on both whole shares and fractional shares participating in the Plan.

  o GIFTS OR TRANSFERS OF SHARES. You can give or transfer your shares to others.

  o SELL SHARES CONVENIENTLY. If you choose to sell the common stock held in your Plan account, you will generally pay fees lower than those typically charged by stockbrokers.

  o TRACKING YOUR INVESTMENT. You will receive a statement after each transaction you make under the Plan. These statements will provide the details of the particular transaction and show the share balance in your Plan account.

  o  ADMINISTRATOR.  First Union National Bank of North Carolina

  o REQUESTS FOR INFORMATION. All written requests and notices should be mailed as follows:
   First Union National Bank of North Carolina Shareholder Services Group 1525
     West WT Harris Blvd., Ste. 3C3 Charlotte, North Carolina 28288-1153 Telephone Numbers: (704)590-0394, or Toll-Free (800)829-8432

                               WHERE YOU CAN FIND
                                MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below. We also incorporate all future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the common stock covered by this prospectus.

  o Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Forms 10-K/A filed with the SEC on April 2, 1998 and April 27, 1998;

  o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998;

  o Current Reports on Form 8-K filed with the SEC on February 19, 1998, March 13, 1998, April 30, 1998, May 26, 1998, June 12, 1998 (2 filed), June 16,
     1998, June 24, 1998, June 29, 1998, July 1, 1998, July 28, 1998, and
     November 2, 1998, December 23, 1998, December 31, 1998, and January 1,
     1999;

  o Amended Current Reports on Form 8-K/A filed with the SEC on February 5, 1998 and May 26, 1998, July 30, 1998, August 12, 1998, and September 29,
     1998;

  o Proxy Statement for the Company's 1998 Annual Meeting of Shareholders filed with the SEC on April 30, 1998;

  o the description of the Company's common stock contained in Form 8-A filed with the SEC on December 14, 1993;

  o the description of the Company's 9.5% Series A Cumulative Preferred Stock contained in

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     Form 8-A/A filed with the SEC on October 11, 1996;

  o the description of the Company's 8 7/8% Series B Cumulative Preferred Stock contained in Form 8-A/A filed with the SEC on November 19, 1997; and

  o the description of the Company's 9 3/8% Series C Cumulative Redeemable Preferred Stock contained in Form 8-A/A filed with the SEC on June 26, 1998.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address: Corporate Secretary, Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Suite 340, Memphis, Tennessee 38138, (901) 682-6600.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are making offers of these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

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                                  RISK FACTORS

     BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT YOUR INVESTMENT IS SUBJECT TO VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISKS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE ANY OF OUR COMMON STOCK.

     SOME OF THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT MAY CONTAIN FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "CONTINUE" OR OTHER SIMILAR WORDS. THESE STATEMENTS DISCUSS
FUTURE EXPECTATIONS OR CONTAIN PROJECTIONS. WHEN CONSIDERING SUCH FORWARD-LOOKING STATEMENTS, YOU SHOULD KEEP IN MIND THE FOLLOWING RISK FACTORS. THE RISK FACTORS COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENT.

OUR DEVELOPMENT ACTIVITIES MAY BE MORE COSTLY THAN ANTICIPATED.

     We have increased our financial and management commitment to the development and construction of new apartment communities in addition to purchasing existing apartment communities. In connection with development and construction of an apartment community, we run the risk that:

  o  construction costs will exceed our budget;

  o the newly completed apartment community will not generate the profits we anticipate; and

  o we can not obtain all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations.

     Any of these events could adversely affect the return on our investment in developed apartment communities and could require us to use cash reserves or cash flows from other apartment communities to cover shortfalls, which could prevent us from making expected distributions.

OUR ABILITY TO MAKE DISTRIBUTIONS MAY BE ADVERSELY AFFECTED BY FACTORS BEYOND OUR CONTROL.

     Our ability to make distributions to you depends on our ability to generate funds from operations in excess of scheduled principal payments on debt and capital expenditure requirements. Funds from operations and the value of our properties may be less because of factors which are beyond our control. Such events or conditions could include:

  o  competition from other apartment communities;

  o overbuilding of new apartment units in our markets, which might adversely affect apartment occupancy or rental rates;

  o increases in operating costs (including real estate taxes) due to inflation and other factors, which may not be offset by increased rents;

  o  our inability to rent properties on favorable economic terms;

  o  changes in governmental regulations and the related costs of compliance;

  o changes in tax laws and housing laws including the enactment of rent control laws or other laws regulating multifamily housing;

  o changes in interest rate levels and the availability of financing, which could lead renters to purchase homes (if interest rates drop and home loans are available more readily) or increase our acquisition and operating costs (if interest rates increase and financing is less readily available); and

  o  the relative illiquidity of real estate investments.

  o any decline in our funds from operations or property values because of these factors which are beyond our control could adversely affect our ability to make distributions to you.

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HIGH DEBT LEVEL MAY AFFECT OVERALL OPERATING RESULTS.

     We currently have a substantial amount of debt. Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate the apartment communities or pay distributions required to be paid in order for us to maintain our qualification as a REIT. We intend to keep our total debt below 60% of the undepreciated book value of our assets, although our charter and bylaws do not limit our debt levels. Circumstances may cause us to exceed that target from time to time. As of September 30, 1998, our ratio of debt to undepreciated book value was approximately 52.7%. Our Board of Directors can modify this policy at any time which could allow us to become more highly leveraged and decrease our ability to make distributions to our shareholders. Currently, our operating cash flow is insufficient to finance our development activities. Therefore, we will have to borrow more money to pay for our development activities.

VARIABLE INTEREST RATES MAY PREVENT US FROM MAKING DISTRIBUTIONS.

     At September 30, 1998, $188.3 million of our debt bore interest at a variable rate. In addition, we may incur additional debt in the future that also bears interest at variable rates. Variable-rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect our cash flow and the amounts available to pay distributions to shareholders.

NONCOMPLIANCE WITH GOVERNMENT REGULATIONS MAY AFFECT OPERATING RESULTS.

ENVIRONMENTAL MATTERS

     Phase I environmental site assessments have been obtained on all of our apartment communities. The purpose of Phase I environmental site assessments is to identify potential sources of contamination for which we may be responsible and to assess the status of environmental regulatory compliance. The Phase I environmental site assessments did not reveal any environmental condition, liability or compliance concern that we believe would have a material adverse effect on our business, assets or results of operations, nor are we aware of any such condition, liability or concern by any other means. However, it is possible that the environmental site assessments relating to any one of the properties did not reveal all environmental conditions, liabilities or compliance concerns. It is also possible that there are material environmental conditions, liabilities or compliance concerns that arose at a property after the related review was completed. If environmental contamination exists or existed at an apartment community, we may be liable for the costs of removal or remediation of the contamination and may be liable for personal injury or similar claims by private plaintiffs. Moreover, the existence of an environmental contamination at an apartment community could adversely affect the occupancy of the apartment community and our ability to sell or borrow against that apartment community.

AMERICANS WITH DISABILITIES ACT COMPLIANCE

     Under the Americans with Disabilities Act of 1990, all public accommodations and commercial facilities must meet certain Federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or private litigants winning damages. The ADA does not consider apartment communities to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as a leasing office, are open to the public. We believe that our properties are substantially in compliance with these requirements.

FAIR HOUSING AMENDMENTS ACT COMPLIANCE

     The Fair Housing Amendments Act of 1988 requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Non-compliance with the FHA could result in the U.S. government imposing fines or private litigants winning damages. We believe that our properties are substantially in compliance with these requirements.

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CONSEQUENCES OF THE FAILURE TO QUALIFY AS A REIT

     We believe that we operate in a manner that enables us to meet the requirements for qualification as a REIT for Federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service that we qualify as a REIT. We have, however, received an opinion from the law firm of Baker, Donelson, Bearman & Caldwell that we met the requirements for qualification as a REIT for the taxable years ended December 31, 1994 through 1997, and that we are in a position to continue such qualification. You should be aware that opinions of counsel are not binding on the IRS or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and our continued qualification as a REIT will depend on, our meeting various requirements.

     If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to shareholders in computing our taxable income and would be required to pay substantial federal and state income taxes. We also could be subject to the Federal alternative minimum tax. Therefore, if we lose our REIT status, the funds available for distribution to you would be reduced substantially for each of the years involved. Unless we were entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

     Our charter limits ownership of our capital stock by any single shareholder to 9.9% of the value of all outstanding shares of our capital stock, both common and preferred. The charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of our shares or in five or fewer persons, applying certain broad attribution rules of the Internal Revenue Code, owning 50% or more of our shares. If you acquire shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, we:

  o  will consider the transfer to be null and void;

  o  will not reflect the transaction on our books;

  o  may institute legal action to enjoin the transaction;

  o  will not pay dividends or other distributions with respect to those shares;

  o  will not recognize any voting rights for those shares;

  o  will consider the shares held in trust for the benefit of the Company; and

  o will either direct you to sell the shares and turn over any profit to us, or we will redeem the shares. If we redeem the shares, you will be paid a price equal to the lesser of:

     (a)  the price paid by the person to whom you sell the shares; or

     (b) the average of the last reported sales prices on the New York Stock Exchange on the ten trading days immediately preceding the date fixed for redemption by our Board of Directors.

     If you acquire shares in violation of the limits on ownership described above:

  o  you may lose your power to dispose of the shares;

  o you may not recognize profit from the sale of such shares if the market price of the shares increases; and

  o you may be required to recognize a loss from the sale of such shares if the market price decreases.

ABILITY OF BOARD OF DIRECTORS TO CHANGE CERTAIN POLICIES

     Our major policies, including our policies with respect to acquisitions, financing, growth, operations, debt capitalization and distributions, will be determined by the Board of Directors. The Board of Directors may amend or revise these policies from time to time without your consent, which could affect our ability to make distributions.

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PROVISIONS OF OUR CHARTER AND TENNESSEE LAW MAY LIMIT THE ABILITY OF A THIRD
PARTY TO ACQUIRE CONTROL OF THE COMPANY.

OWNERSHIP LIMIT

     The 9.9% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our Board of Directors.

PREFERRED STOCK

     Our charter authorize our Board of Directors to issue up to 20 million shares of preferred stock. The Board of Directors may establish the preferences and rights of any preferred shares issued. The issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our shareholders' best interests. Currently, we have the following amounts of preferred stock issued and outstanding:

  o  2,000,000 shares of 9.5% Series A Cumulative Preferred Stock;

  o  1,938,830 shares of 8 7/8% Series B Cumulative Preferred Stock; and

  o  2,000,000 shares of 9 3/8% Series C Cumulative Redeemable Preferred Stock

  o  1,000,000 shares of 9.5% Series E Cumulative Redeemable Preferred Stock

TENNESSEE ANTI-TAKEOVER STATUTES

     As a Tennessee corporation, we are subject to various legislative acts which impose restrictions on and require compliance with procedures designed to protect shareholders against unfair or coercive mergers and acquisitions. These statutes may delay or prevent offers to acquire us and increase the difficulty of consummating any such offers, even if our acquisition would be in our shareholders' best interests.

                                USE OF PROCEEDS

     We will contribute the net proceeds of any sale of common stock under the plan to Mid-America Apartments, L.P. in exchange for class a common units of limited partnership interest. Mid-America Apartments, L.P. will use the net proceeds for general purposes, which may include the acquisition or development of apartment communities, the improvement of our apartment communities and the repayment of debt.

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                          DESCRIPTION OF CAPITAL STOCK

     THE SUMMARY OF THE TERMS OF THE SHARES OF THE CAPITAL STOCK OF MID-AMERICA APARTMENT COMMUNITIES, INC. (THE "COMPANY") SET FORTH BELOW DOES NOT PURPORT
TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AMENDED AND RESTATED CHARTER OF THE COMPANY AS FURTHER AMENDED, AND THE AMENDED AND RESTATED BYLAWS OF THE COMPANY, BOTH OF WHICH MAY BE FURTHER AMENDED FROM TIME TO TIME AND BOTH OF WHICH ARE INCORPORATED HEREIN BY REFERENCE. REFERENCES TO THE "TBCA" ARE TO THE TENNESSEE BUSINESS CORPORATION ACT, AS AMENDED.

GENERAL

     The authorized capital stock of the Company consists of 50,000,000 shares of common stock, $.01 par value per share ("Common Stock") and 20,000,000 shares of Preferred Stock. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to shareholders for a vote.

COMMON STOCK

     Subject to such preferential rights granted by the Board of Directors in connection with the issuance of the Company's 9.5% Series A Cumulative Preferred Stock (the "Series A Preferred Stock"), 8 7/8% Series B Cumulative Preferred Stock (the "Series B Preferred Stock"), 8 7/8% Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock), 9.5% Series E Cumulative Redeemable Preferred Stock (the "Series E Preferred Stock"), and preferential rights as may be granted by the Board of Directors in connection with the future issuances of Preferred Stock, holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared in respect of the Common Stock by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and other shares of Preferred Stock which may be issued in the future. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon. The outstanding shares of Common Stock are fully paid and nonassessable.

THE SERIES A PREFERRED STOCK

MATURITY

     The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption.

RANK

     The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, ranks (i) senior to all classes or series of Common Stock, and to all equity securities ranking junior to the Series A Preferred Stock, (ii) on parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company, and (iii) junior to all existing and future indebtedness of the Company.

DIVIDENDS

     Holders of the Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, preferential cumulative cash distributions at the rate of 9.5% per annum of the $25 liquidation preference per share (equivalent to a fixed annual amount of $2.375 per share).

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LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series A Preferred stock are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid distributions to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series A Preferred Stock as to liquidation rights.

REDEMPTION

     Except in certain circumstances relating to the preservation of the Company's status as a REIT, the Series A Preferred Stock is not redeemable prior to November 1, 2001. On and after such date, the Series A Preferred Stock will be redeemable for cash at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus distributions accrued and unpaid to the redemption date (whether or not declared) without interest.

VOTING RIGHTS

     Holders of Series A Preferred Stock generally will have no voting rights except as required by law. However, whenever distributions on any shares of Series A Preferred Stock shall be in arrears for 18 or more months, the holders of such shares (voting separately as a class with all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company until all distributions accumulated on such shares of Series A Preferred Stock have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, certain changes to the terms of the Series A Preferred Stock that would be materially adverse to the rights of holders of the Series A Preferred Stock cannot be made without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Stock.

CONVERSION

     The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

SERIES B PREFERRED STOCK

MATURITY

     The Series B Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption.

RANK

     The Series B Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, ranks (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with the equity securities of the Company ranking in parity with the Series B Preferred Stock, and (iii) junior to all existing and future indebtedness of the Company.

DIVIDENDS

     Holders of shares of the Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 8 7/8% per annum of the $25 liquidation preference per share (equivalent to a fixed annual amount of $2.21875 per share).

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series B Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series B Preferred Stock as to liquidation rights.

REDEMPTION

     Except in certain circumstances relating to the preservation of the Company's status as a REIT, the Series B Preferred Stock is not redeemable prior to December 1, 2002. On and after such date, the Series B Preferred Stock will be redeemable for cash at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus distributions accrued and unpaid to the redemption date (whether or not declared) without interest.

VOTING RIGHTS

     Holders of Series B Preferred Stock generally will have no voting rights except as required by law. However, whenever distributions on any shares of Series B Preferred Stock shall be in arrears for 18 or more months, the holders of such shares (voting separately as a class with all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company until all distributions accumulated on such shares of Series B Preferred Stock have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, certain changes to the terms of the Series B Preferred Stock that would be materially adverse to the rights of holders of the Series B Preferred Stock cannot be made without the affirmative vote of the holders of at least two-thirds of the outstanding Series B Preferred Stock.

CONVERSION

     The Series B Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

SERIES C PREFERRED STOCK

MATURITY

     The Series C Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption.

RANK

     The Series C Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, ranks (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with the equity securities of the Company ranking in parity with the Series C Preferred Stock, and (iii) junior to all existing and future indebtedness of the Company.

DIVIDENDS

     Holders of shares of the Series C Preferred Stock are entitled to receive, when and as declared by the Board of Directors (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 9 3/8% per annum of the $25 liquidation preference per share (equivalent to a fixed annual amount of $2.34375 per share).

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series C Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series C Preferred Stock as to liquidation rights.

REDEMPTION

     Except in certain circumstances relating to the preservation of the Company's status as a REIT, the Series C Preferred Stock is not redeemable prior to June 30, 2003. On and after such date, the Series C Preferred Stock will be redeemable for cash at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus distributions accrued and unpaid to the redemption date (whether or not declared) without interest. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) will be payable solely out of proceeds of the sale of other capital stock of the Company, which may include other series of the Company's Preferred Stock, and from no other source.

VOTING RIGHTS

     Holders of Series C Preferred Stock generally will have no voting rights except as required by law. However, whenever distributions on any shares of Series C Preferred Stock shall be in arrears for 18 or more months, the holders of such shares (voting separately as a class with all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company until all distributions accumulated on such shares of Series C Preferred Stock have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, certain changes to the terms of the Series C Preferred Stock that would be materially adverse to the rights of holders of the Series C Preferred Stock cannot be made without the affirmative vote of the holders of at least two-thirds of the outstanding Series C Preferred Stock.

CONVERSION

     The Series C Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

SERIES E PREFERRED STOCK

MATURITY

     The Series E Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption.

RANK

     The Series E Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, ranks (i) senior to all classes or series of Common Stock, and to all equity securities ranking junior to the Series E Preferred Stock, (ii) on parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company, and (iii) junior to all existing and future indebtedness of the Company.

DIVIDENDS

     Holders of the Series E Preferred Stock are entitled to receive, when and as declared by the Board of Directors (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, preferential cumulative cash distributions at the rate of 9.5% per annum of the $25 liquidation preference per share (equivalent to a fixed annual amount of $2.375 per share).

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series E Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid distributions to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series E Preferred Stock as to liquidation rights.

REDEMPTION

     The Series E Preferred Stock is not redeemable by the Company other than upon the request of a holder of Series E Preferred Stock. Any holder of Series E Preferred Stock may request, at any time, that the Company redeem such holder's shares of the Series E Preferred Stock, in whole or in part, at any time or from time to time for cash at a redemption price per share equal to the amount that would be payable to the holder of such shares if the Company were liquidated, dissolved or wound up on the date of redemption; provided, however, that a holder may only redeem his shares prior to August 1, 2003 if (i) the Company undergoes a change in control or (ii) upon the occurrence and during the continuance of an event of non-compliance with respect to the terms of the Series E Preferred Stock. The Company may elect to redeem shares of Series E Preferred Stock in shares of Common Stock in lieu of cash or to make such redemption partially in Common Stock and partially in cash. If the Company elects to redeem shares of Series E Preferred Stock using Common Stock, upon the request of holders of the Series E Preferred Stock, the Company is required to register such Common Stock under the Securities Act, bear all costs associated with such registration, and pay to the holders of the Series E Preferred Stock the difference between the redemption price of the Series E Preferred Stock and the amount received by such holders in connection with the registration of the offer and sale of the Common Stock.

VOTING RIGHTS

     Holders of Series E Preferred Stock generally will have no voting rights except as required by law. However, upon the occurrence of an event of noncompliance with respect to the terms of the Series E Preferred Stock, the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit, and the holders of the Series E Preferred Stock will be entitled to vote separately as a class for the election of, a total of two additional directors of the Company until all events of noncompliance with respect to the Series E Preferred Stock have been cured. In addition, certain changes to the terms of the Series E Preferred Stock that would be materially adverse to the rights of holders of the Series E Preferred Stock cannot be made, and certain corporate events cannot occur, without the affirmative vote of the holders of at least two-thirds of the outstanding Series E Preferred Stock.

CONVERSION

     The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

REGISTRATION RIGHTS

     DEMAND REGISTRATION. At any time, the holder of the Series E Preferred Stock may request the Company to register such holder's Series E Preferred Stock under the Securities Act; PROVIDED, HOWEVER, (i) the Holder is only entitled to two demand registrations; (ii) the demand registration must be for at least 200,000 shares of Series E Preferred Stock, or $5,000,000 of registrable securities, or all of the registrable securities then held by the holder.

     PIGGYBACK REGISTRATION. If the Company proposes to register securities under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8 or the equivalent thereof), holders of the Series E Preferred Stock shall be entitled to participate in such registration.

CHARTER AND BYLAW PROVISIONS

     Shareholders' rights and related matters are governed by the TBCA, the Company's Charter and its Bylaws. Certain provisions of the Charter and Bylaws of the Company, which are summarized below, may make it more difficult to change the composition of the Board of Directors and may discourage or make more difficult any attempt by a person or group to obtain control of the Company.

VOTING REQUIREMENT

     The Company's Charter may not be amended without the affirmative vote of at least a majority of the shares entitled to vote generally in the election of directors, voting as a single voting group. The Company's Bylaws may be amended by either the affirmative vote of a majority of all shares outstanding and entitled to vote generally in the election of directors, voting as a single group, or by an affirmative vote of a majority of the Board of Directors then holding office, unless the shareholders prescribe that any such bylaw may not be amended or repealed by the Board of Directors. Notwithstanding the foregoing, the Company cannot take any action intended to terminate its qualification as a REIT without the affirmative vote of at least two-thirds of the outstanding shares of Common Stock.

SPECIAL MEETINGS

     Under the Company's Bylaws, special meetings of the shareholders may be called by shareholders only if such shareholders hold outstanding shares representing more than 50% of all votes entitled to be cast on any issue proposed to be considered at any such special meeting.

STAGGERED BOARD OF DIRECTORS

     The Company's Board of Directors is divided into three classes of directors serving staggered three year terms. A majority of the directors must be persons who are not officers of the Company. The requirements for a majority of independent directors and the provisions for staggered terms of directors may not be changed without approval of a majority of the shareholders or by 80% of the members of the Board of Directors. Certain provisions of the Company's Charter, including the use of a staggered board, may render more difficult a change in control of the Company or removal of incumbent management.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws of the Company provide that with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders may be made only (i) by or at the direction of the Board of Directors, or (ii) by a shareholder who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of shareholders, nominations of persons for election to the Board of Directors may be made only (x) by or at the direction of the Board of Directors or (y) by any shareholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

     The advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

LIMITATION OF DIRECTORS' LIABILITY

     The Company's Charter eliminates, subject to certain exceptions, the personal liability of a director to the Company or its shareholders for monetary damages for breaches of such director's duty of care or other duties as a director. The Charter does not provide for the elimination of or any limitation on the personal liability of a director for (i) any breach of a director's duty of loyalty to the Company, (ii) acts or omissions which involve intentional misconduct or knowing violations of law, (iii) unlawful corporate distributions, or (iv) acts or omissions which involve transactions from which the director derived an improper personal benefit. The Charter of the Company further provides that if the TBCA is amended to authorize corporate action further eliminating or limiting the personal liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the TBCA, as amended. These provisions of the Charter will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder of the Company.

TENNESSEE ANTI-TAKEOVER STATUTES

     In addition to certain of the Company's Charter provisions discussed above, Tennessee has adopted a series of statutes which can have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the Common Stock.

     Under the Tennessee Investor Protection Act, unless a company's board of directors has recommended a takeover offer to shareholders no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within one year prior to the proposed takeover offer (unless the offeror, before making such purchase, has made a public announcement of his intention with respect to changing or influencing the management or control of the offeree company, has made a full, fair and effective disclosure of such intention to the person from whom he intends to acquire such securities and has filed with the Tennessee Commissioner of Commerce and Insurance (the "Commissioner") and the offeree company a statement signifying such intentions and containing such additional information as the Commissioner by rule prescribes), may offer to acquire any class of equity security of an offeree company pursuant to a tender offer if after the acquisition thereof the offeror would be directly or indirectly a beneficial owner of more than 10% of any class of outstanding equity securities of the company (a "Takeover Offer"). Such an offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a Takeover Offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If an offeror makes a Takeover Offer for less than all the outstanding equity securities of any class, and if the number of securities tendered is greater than the number the offeror has offered to accept and make for, the securities shall be accepted pro rata. If an offeror varies the terms of a Takeover Offer before its expiration date by increasing the consideration offered to offeree, the offeror shall make the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

     Under the Tennessee Business Combination Act, subject to certain exceptions, no Tennessee corporation may engage in any "business combination" with an "interested shareholder" for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

     A "business combination" is defined by the Tennessee Business Combination Act as any (i) merger or consolidation; (ii) share exchange; (iii) sale, lease, exchange, mortgage, pledge or other transfer of assets representing 10% of more of (A) the aggregate market value of the corporation's consolidated assets, (B) the aggregate market value of the corporation's shares, or (C) the corporation's consolidated net income; (iv) issuance or transfer of shares from the corporation to the interested shareholder, (v) plan of liquidation of dissolution proposed by the interested shareholder, (vi) transaction or recapitalization which increases the proportionate share of any outstanding voting securities owned or controlled by the interested shareholder, or (vii) financing arrangement whereby any interested shareholder receives, directly or indirectly, a benefit except proportionately as a shareholder.

     An "Interested shareholder" is defined as (i) any person that is the beneficial owner of 10% or more of the voting power of any class or series of outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation who at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of the outstanding stock of the corporation. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period when the transaction (a) (i) complies with all applicable charter and bylaw requirements and (ii) is approved by the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, and (b) meets certain fair price criteria.

     The Tennessee Greenmail Act prohibits a Tennessee corporation from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price for such shares during the 30 trading days preceding the purchase and sale or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

OWNERSHIP LIMITATIONS

     For the Company to qualify as a REIT under the Code, among other things, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer shareholders (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company continues to meet the requirements for qualification as a REIT, the Company's Charter, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of the Company's capital stock in excess of the Ownership Limit. The Board of Directors may waive the Ownership Limit with respect to a shareholder if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would result in a direct or indirect ownership of capital stock by a shareholder in excess of the Ownership Limit or that would result in the failure of the Company to meet the requirements for qualification as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify as a REIT.

     Capital stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit shall be deemed Excess Shares held by such holder as agent on behalf of, and in trust for the exclusive benefit of the transferees (which may include the Company) to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Shares are held in trust, the holder thereof will not be entitled to vote, the Excess Shares will not be considered issued and outstanding for purposes of any shareholder vote or the determination of a quorum for such vote and, except upon liquidation, will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Shares prior to the discovery by the Company that capital stock has been transferred in violation of the Ownership Limitation shall be repaid to the Company upon demand.

     Excess Shares are further subject to transfer at the direction of the Board of Directors. If the Board of Directors directs a holder of Excess Shares to sell such Excess Shares, such holder shall pay the Company out of the proceeds of such sale all expenses incurred by the Company in connection with such sale plus any remaining amount of such proceeds that exceeds that amount paid by such holder for the Excess Shares.

     In addition, the Company will have the right, for a period of six months during the time any Excess Shares are held by the holder in trust, to redeem all or any portion of the Excess Shares from the holder for the lesser of the price paid for the capital stock by the holder or the market price (as determined in the manner set forth in the Company's charter) of the capital stock on the date the Company give notice of its intent to redeem such Excess Shares. The six month period begins on the date on which the Company receives written notice of the transfer or other event resulting in the classification of capital stock as Excess Shares.

     Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests in the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The Ownership Limitation may have the effect of precluding acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

OTHER MATTERS

     The transfer agent and registrar for the Company's Common Stock is First Union National Bank, Charlotte, North Carolina.

     Pursuant to the TBCA, the Company cannot merge with or sell all or substantially all of the assets of the Company, except pursuant to a resolution approved by the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the resolution. In addition, the Partnership Agreement requires that any merger or sale of all or substantially all of the assets of or dissolution of the Operating Partnership be approved by the affirmative vote of a majority of the outstanding units.

                              SUMMARY OF THE PLAN

     The Plan provides investors with a convenient and attractive method of investing cash distributions and optional cash payments in additional Common Stock without payment of any brokerage commission or service charge. The price to be paid for Common Stock purchased under the Plan will be a price reflecting a discount ranging between 0% and 5% (the "Discount") from the Market Price
(as defined) to the extent shares are purchased directly from the Company. The Discount is subject to change (but will not vary from the range of between 0% and 5%) from time to time or discontinuance at the Company's discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs.

     Subject to the availability of Common Stock registered for issuance under the Plan, there is no minimum or maximum limitation on the amount of distributions a Participant may reinvest under the Plan. See Question 2.

     Participants electing to invest optional cash payments in additional Common Stock are subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000 (subject to waiver). See Question 17. Optional cash payments in excess of $5,000 may be made only upon acceptance by the Company of a completed Request for Waiver form from a Participant. See Question 17. Each month, at least three business days prior to each record date (as defined in Question 18), the Company will establish the Discount and Threshold Price, if any (each as defined in Question 17), applicable to optional cash payments that exceed $5,000. The Discount, which may vary each month, will be established in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. With respect to optional cash payments that exceed $5,000 only, for each Trading Day of the related Pricing Period (each as defined in Question 12) on which the Threshold Price is not satisfied, one-tenth of a Participant's optional cash payment will be returned without interest. Optional cash payments that do not exceed $5,000 and the reinvestment of distributions in additional Common Stock will not be subject to the Threshold Price, if any. Optional cash payments of less than $250 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000, unless such limit has been waived, are subject to return to the Participant without interest. Participants may request that any or all shares held in the Plan be sold by the Plan Administrator on behalf of such Participants. See Question 27.

     Subject to the availability of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions and no pre-established maximum limit applies to optional cash payments that may be made pursuant to Requests for Waiver. As of the date hereof, 1,600,000 Common Stock have been registered and are available for sale under the Plan.

     The Company expects to grant Requests for Waiver to financial intermediaries, including brokers and dealers, and other Participants in the future. Grants of Requests for Waiver will be made in the sole discretion of the Company based on a variety of factors, which may include: the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock, general economic and market conditions, expected aberrations in the price or trading volume of the Common Stock, the potential disruption of the price of the Common Stock by a financial intermediary, the number of shares of Common Stock held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. If such Requests for Waiver are granted, a portion of the Common Stock available for issuance under the Plan will be purchased by Participants (including brokers or dealers) who, in connection with any resales of such Common Stock, may be deemed to be underwriters within the meaning of the Securities Act. To the extent that Requests for Waiver are granted, it is expected that a greater number of Common Stock will be issued under the optional cash payment feature of the Plan as opposed to the distribution reinvestment feature of the Plan.

     Financial intermediaries may purchase a significant portion of the Common Stock issued pursuant to the optional cash payment feature of the Plan. The Company does not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries' participation under the Plan cannot be estimated at this time. Participants that are financial intermediaries that acquire Common Stock under the Plan with a view to distribution of such Common Stock or that offer or sell Common Stock for the Company in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act.

     From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the Market Price of the Common Stock acquired through the cash payment feature of the Plan. Such transactions may cause fluctuations in the price or trading volume of the Common Stock. Financial intermediaries which engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of the Common Stock.

                                    THE PLAN

     The Plan, as amended, was adopted by the Board of Directors of the Company on November 11, 1998. The following questions and answers explain and constitute the Plan. Shareholders and Unit holders who do not participate in the Plan will receive cash distributions, as declared, and paid in the usual manner.

PURPOSE

1.  WHAT IS THE PURPOSE OF THE PLAN?

     The primary purpose of the Plan is to provide eligible holders of Common Stock and Preferred Stock of the Company, holders of Class A units of limited partnership interest of the Operating Partnership ("Units") and interested new investors (collectively, "Participants") with a convenient and simple method of increasing their investment in the Company by investing cash distributions in additional Common Stock without payment of any brokerage commission or service charge, to the extent shares are purchased directly from the Company, and by investing optional cash payments in additional Common Stock without payment of any brokerage commission or service charge. See Question 5 for a description of the holders who are eligible to participate in the Plan. The Plan may also be used by the Company to raise additional capital through the sale each month of a portion of the Common Stock available for issuance under the Plan to current holders and interested new investors (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through the Company's ability to waive limitations applicable to the amounts which Participants (as defined in Question 2) may invest pursuant to the Plan's optional cash payment feature.

     See Question 17 for information concerning limitations applicable to optional cash payments and certain of the factors considered by the Company in granting waivers. To the extent shares are purchased from the Company under the Plan, it will receive additional funds to purchase additional multifamily properties and for general corporate purposes. The Plan is intended for the benefit of investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of Common Stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of the Common Stock acquired through the reinvestment of distributions or optional cash payments under the Plan. Such transactions may cause fluctuations in the price or trading volume of the Common Stock. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Stock, Preferred Stock, Units or interested new investors in order to eliminate practices which are, in the sole discretion of the Company, not consistent with the purposes or operation of the Plan or which adversely affect the price of the Common Stock.

OPTIONS AVAILABLE TO PARTICIPANTS

2.  WHAT OPTIONS ARE AVAILABLE TO ENROLLED PARTICIPANTS?

     Eligible holders of Common Stock, Preferred Stock and Units may elect to have cash distributions paid on all or a portion of their Common Stock, Preferred Stock or Units automatically reinvested in additional Common Stock. Subject to the availability of Common Stock registered for issuance under the Plan, there is no minimum limitation on the amount of distributions a Participant may reinvest under the distribution reinvestment feature of the Plan.

     Each month, Participants may also elect to invest optional cash payments in additional Common Stock, subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000, subject to waiver. See Question 17 for information concerning limitations applicable to optional cash payments and the availability of waivers with respect to such limitations. Participants may make optional cash payments each month even if distributions on their Common Stock are not being reinvested and whether or not a distribution has been declared.

ADVANTAGES AND DISADVANTAGES

3.  WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE PLAN?

     ADVANTAGES:

       (a) The Plan provides Participants with the opportunity to reinvest cash distributions paid on all or a portion of their Common Stock, Preferred Stock or Units in additional Common Stock without payment of any brokerage commission or service charge to the extent shares are purchased directly from the Company, which purchases may be made at a Discount to the Market Price at the discretion of the Company.

       (b) The Plan provides Participants with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of additional shares of Common Stock without payment of any brokerage commission or service charge if such shares of Common Stock are purchased directly from the Company, which purchases may be made at a Discount to the Market Price at the discretion of the Company.

       (c) Subject to the availability of Common Stock registered for issuance under the Plan, all cash distributions paid on Participants' Common Stock can be fully invested in additional Common Stock because the Plan permits fractional shares to be credited to Plan accounts. Distributions on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.

       (d) The Plan Administrator, at no charge to Participants, provides for the safekeeping of the Common Stock credited to each Plan account.

       (e) Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify Participants' record keeping. See Question 22 for information concerning reports to Participants.

     DISADVANTAGES:

       (a) No interest will be paid by the Company or the Plan Administrator on distributions or optional cash payments held pending reinvestment or investment. See Question 11. In addition, optional cash payments in excess of $5,000 may be subject to return to the Participant without interest in the event that the Threshold Price, if any, is not met for any Trading Day during the related Pricing Period. See Question 17.

       (b) With respect to optional cash payments, the actual number of shares to be issued to a Participant's Plan account will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period Participants will not know the actual number of shares they have purchased.

       (c) With respect to optional cash payments, the Market Price may exceed the price at which Common Stock is trading after the Investment Date.

       (d) Because optional cash payments must be received by the Plan Administrator prior to the related Pricing Period, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. In addition, optional cash payments once received by the Plan Administrator will not be returned to Participants unless a written request is directed to the Plan Administrator at least five business days prior to the record date for the Investment Date with respect to which optional cash payments have been delivered by such Participant. See Questions 18 and 20.

       (e) Resales of Common Stock credited to a Participant's account under the Plan will involve a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), a brokerage commission and any applicable share transfer taxes on the resales. See Questions 21 and 27.

       (f) Prospective investors in Common Stock should carefully consider the matters described above in "Risk Factors" prior to making an investment in the Common Stock.

ADMINISTRATION

4.  WHO ADMINISTERS THE PLAN?

     The Company has retained First Union National Bank, as plan administrator (the "Plan Administrator"), to administer the Plan, keep records, send statements of account activity to each Participant and perform other duties relating to the Plan. See Question 22 for information concerning reports to Participants. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator's name or the name of its nominee for the benefit of the Participants. In the event that the Plan Administrator resigns or otherwise ceases to act as plan administrator, the Company will appoint a new plan administrator to administer the Plan.

     The Plan Administrator also acts as distribution disbursing agent, transfer agent and registrar for the Company's Common Stock.

PARTICIPATION

     For purposes of this section, responses will generally be based upon the method by which the holder holds his or her Common Stock, Preferred Stock or Units. Generally, holders are either Record Owners or

Beneficial Owners. A Record Owner is a holder who owns Common Stock, Preferred Stock or Units in his or her own name. A Beneficial Owner is a holder who beneficially owns Common Stock, Preferred Stock or Units that are registered in a name other than his or her own name (for example, the shares are held in the name of a broker, bank or other nominee). A Record Owner may participate directly in the Plan, whereas a Beneficial Owner will have to either become a Record Owner by having one or more shares transferred into his or her own name or coordinate his or her participation in the Plan through the broker, bank or other nominee in whose name the Beneficial Owner's shares are held. If a Beneficial Owner who desires to become a Participant encounters any difficulties in coordinating his or her participation in the Plan with his or her broker, bank or other nominee, he or she should call the Company's Investor Relations department at (901) 682-6600.

5.  WHO IS ELIGIBLE TO PARTICIPATE?

     All Record Owners or Beneficial Owners of at least one share of Common Stock or Preferred Stock or one Unit are eligible to participate in the Plan. A Record Owner may participate directly in the Plan. A Beneficial Owner must either become a Record Owner by having one or more shares transferred into his or her own name or arrange with the broker, bank or other nominee who is the record holder to participate on his or her behalf. In addition, interested new investors may participate in the optional cash payment feature of the Plan. See Question 6.

     To facilitate participation by Beneficial Owners, the Company has made arrangements with the Plan Administrator to reinvest distributions, on a per distribution basis, and accept optional cash payments under the Plan by record holders such as brokers, banks and other nominees, on behalf of beneficial owners. See Question 6.

     The Company may terminate, by written notice, at any time any Participant's individual participation in the Plan if such participation would be in violation of the restrictions contained in the Charter or Bylaws, each as amended and/or restated from time to time, of the Company. Such restrictions prohibit any person or group of persons from acquiring or holding, directly or indirectly, ownership of a number of shares of beneficial interest of any class or series of shares of beneficial interest of the Company in excess of 9.9% of the number or value of the outstanding shares of such class or series. The meanings ascribed to the terms "group" and "ownership" may cause a person who individually owns less than 9.9% of the shares outstanding to be deemed to be holding shares in excess of the foregoing limitation. See "Risk Factors -- Possible Adverse Consequences of Limits on Ownership of Shares." Under the Charter, certain transfers or attempted transfers that would jeopardize the qualification of the Company as a real estate investment trust for tax purposes may be void to the fullest extent permitted by law.

6.  HOW DOES AN ELIGIBLE SHAREHOLDER OR INTERESTED NEW INVESTOR PARTICIPATE?

     Record Owners may join the Plan by completing and signing the Authorization Form included with the Plan and returning it to the Plan Administrator. A non-postage-paid return envelope is provided for this purpose. Authorization Forms may be obtained at any time by written request to the Plan Administrator or by telephoning the Plan Administrator at (800) 829-8432.

     Beneficial Owners who wish to join the Plan must instruct their broker, bank or other nominee to complete and sign the Authorization Form. The broker, bank or other nominee will forward the completed Authorization Form to its securities depository and the securities depository will provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the Plan. See Question 8 for a discussion of the Broker and Nominee form (the "B&N Form"), which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a major securities depository. See also Question 16.

     If a Record Owner or the broker, bank or other nominee on behalf of a Beneficial Owner submits a properly executed Authorization Form without electing an investment option, such Authorization Form will be deemed to indicate the intention of such Record Owner or Beneficial Owner, as the case may be, to apply all cash distributions and optional cash payments, if applicable, toward the purchase of additional Common Stock. See Question 7 for investment options.

     Interested new investors may join the Plan by requesting a copy of the Plan from the Plan Administrator by telephoning the Plan Administrator at (800) 829-8432. Upon receipt of the Plan, interested new investors must complete and sign the Authorization Form included with the Plan and return it to the Plan Administrator. A non-postage-paid return envelope will be provided for this purpose.

7.  WHAT DOES THE AUTHORIZATION FORM PROVIDE?

     The Authorization Form appoints the Plan Administrator as agent for the Participant and directs the Company to pay to the Plan Administrator each Participant's cash distributions on all or a specified number of shares of Common Stock, Preferred Stock or number of Units owned by the Participant on the applicable record date ("Participating Shares"), as well as on all whole and fractional Common Stock credited to a Participant's Plan account ("Plan Shares"). The Authorization Form directs the Plan Administrator to purchase on the Investment Date (as defined in Question 11) additional Common Stock with such distributions and optional cash payments, if any, made by the Participant. See Question 8 for a discussion of the B&N Form which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a major securities depository. The Authorization Form also directs the Plan Administrator to reinvest automatically all subsequent distributions with respect to Plan Shares. Distributions will continue to be reinvested on the number of Participating Shares and on all Plan Shares until the Participant specifies otherwise by contacting the Plan Administrator, withdraws from the Plan (see Questions 26 and 27), or the Plan is terminated. See Question 6 for additional information about the Authorization Form.

     The Authorization Form provides for the purchase of additional Common Stock through the following investment options:

     (1) If "Full Distribution Reinvestment" is elected, the Plan Administrator will apply all cash distributions on all Common Stock , Preferred Stock or Units then or subsequently registered in the Participant's name, and all cash distributions on all Plan Shares, together with any optional cash payments, toward the purchase of additional Common Stock.

     (2) If "Partial Distribution Reinvestment" is elected, the Plan Administrator will apply all cash distributions on only the number of shares of Common Stock, Preferred Stock or number of Units registered in the Participant's name and specified on the Authorization Form and all cash distributions on all Plan Shares, together with any optional cash payments, toward the purchase of additional Common Stock.

     (3) If "Optional Cash Payments Only" is elected, the Participant will continue to receive cash distributions on Common Stock, Preferred Stock or Units registered in that Participant's name, if any, in the usual manner. However, the Plan Administrator will apply all cash distributions on all Plan Shares, together with any optional cash payments received from the Participant, toward the purchase of additional Common Stock. See Question 8 for a discussion of the B&N Form which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a major securities depository.

     Each Participant may select any one of these three options. In each case, distributions will be reinvested on all Participating Shares and on all Plan Shares held in the Plan account, including distributions on Common Stock purchased with any optional cash payments, until a Participant specifies otherwise by contacting the Plan Administrator, or withdraws from the Plan altogether (see Questions 26 and 27), or until the Plan is terminated. If a Participant would prefer to receive cash payments of distributions paid on Plan Shares rather than reinvest such distributions, those shares must be withdrawn from the Plan by written notification to the Plan Administrator. See Questions 26 and 27 regarding withdrawal of Plan Shares.

     Participants may change their investment options at any time by requesting a new Authorization Form and returning it to the Plan Administrator at the address set forth in Question 37. See Question 11 for the effective date for any change in investment options.

8.  WHAT DOES THE B&N FORM PROVIDE?

     The B&N Form provides the only means by which a broker, bank or other nominee holding shares of a Beneficial Owner in the name of a major securities depository may invest optional cash payments on behalf of such Beneficial Owner. A B&N Form must be delivered to the Plan Administrator each time such broker, bank or other nominee transmits optional cash payments on behalf of a Beneficial Owner. B&N Forms will be furnished at any time upon request of the Company's Investor Relations Department at (901) 682-6600.

     Prior to submitting the B&N Form, the broker, bank or other nominee for a Beneficial Owner must submit a completed Authorization Form on behalf of the Beneficial Owner. See Questions 6 and 7.

THE B&N FORM AND APPROPRIATE INSTRUCTIONS MUST BE RECEIVED BY THE PLAN ADMINISTRATOR NOT LATER THAN THE APPLICABLE RECORD DATE OR THE OPTIONAL CASH PAYMENT WILL NOT BE INVESTED UNTIL THE FOLLOWING INVESTMENT DATE.

9.  IS PARTIAL PARTICIPATION POSSIBLE UNDER THE PLAN?

     Yes. Record Owners or the broker, bank or other nominee for Beneficial Owners may designate on the Authorization Form a number of shares for which distributions are to be reinvested. Distributions will thereafter be reinvested only on the number of shares specified, and the Record Owner or Beneficial Owner, as the case may be, will continue to receive cash distributions on the remainder of the shares.

10.  WHEN MAY AN ELIGIBLE SHAREHOLDER OR INTERESTED NEW INVESTOR JOIN THE PLAN?

     A Record Owner, Beneficial Owner or interested new investor may join the Plan at any time. Once in the Plan, a Participant remains in the Plan until he or she withdraws from the Plan, the Company terminates his or her participation in the Plan or the Company terminates the Plan. See Question 27 regarding withdrawal from the Plan.

11. WHEN WILL DISTRIBUTIONS BE REINVESTED AND/OR OPTIONAL CASH PAYMENTS BE INVESTED?

     When shares are purchased from the Company, such purchases will be made on the "Investment Date" in each month. The Investment Date with respect to Common Stock acquired directly from the Company and relating to a distribution reinvestment will be either the distribution payment date relating to the Common Stock or Units, or, if a distribution payment date relating to any series of Preferred Stock is later in the month than such Common Stock distribution payment date, such later distribution payment date relating to such Preferred Stock, each as declared by the Board of Directors, as the case may be (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, no later than ten business days following the distribution payment date.

     The Investment Date with respect to Common Stock acquired directly from the Company and relating to optional cash payments of $5,000 or less shall be the last day (or Pricing Period conclusion date) of a Pricing Period (as defined below).

     The Investment Date with respect to Common Stock acquired directly from the Company and relating to an optional cash payment of greater than $5,000 made pursuant to a Request for Waiver will be on each day on which the NYSE is open for business in a Pricing Period, on which date 1/10 of a Participant's optional cash payment in each month will be invested, or, in the case of open market purchases, no later than 30 days from the corresponding Record Date. With respect to all optional cash payments, regardless of the amount being invested, the period encompassing the ten consecutive Investment Dates in each month constitutes the relevant "Pricing Period." See Schedule A attached hereto for a list of the expected Pricing Period commencement dates and conclusion dates (with the Pricing Period conclusion date being the Investment Date for optional cash payments of $5,000 or less).

     When open market purchases are made by the Plan Administrator, such purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator. Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its reasonable best efforts to purchase the shares at the lowest possible price.

     If the Authorization Form is received prior to the record date for a distribution payment, the election to reinvest distributions will begin with that distribution payment. If the Authorization Form is received on or after any such record date, reinvestment of distributions will begin on the distribution payment date following the next record date if the Participant is still a Shareholder of record. Record dates for payment of distributions normally precede payment dates by approximately two weeks.

     See Question 17 for information concerning limitations on the minimum and maximum amounts of optional cash payments that may be made each month and Question 18 for information as to when optional cash payments must be received to be invested on each Investment Date.

     Shares will be allocated and credited to Participants' accounts as follows:

     (1) shares purchased from the Company will be allocated and credited as of the appropriate Investment Date; and

     (2) shares purchased in market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all Participants with distributions to be reinvested or optional cash payments, as the case may be, during the month.

NO INTEREST WILL BE PAID ON CASH DISTRIBUTIONS OR OPTIONAL CASH PAYMENTS PENDING INVESTMENT OR REINVESTMENT UNDER THE TERMS OF THE PLAN. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

PURCHASES AND PRICES OF SHARES

12.  WHAT WILL BE THE PRICE TO PARTICIPANTS OF SHARES PURCHASED UNDER THE PLAN?

     With respect to reinvested distributions, the price per Common Stock acquired directly from the Company will be 100% (subject to change) of the average of the high and low sales prices, computed to four decimal places, of the Common Stock on the NYSE on the Investment Date (as defined in Question 11), or if no trading occurs in the Common Stock on the Investment Date, the average of the high and low sales prices for the first trading day immediately preceding the Investment Date for which trades are reported.

     The price per Common Share acquired through open market purchases with reinvested distributions will be the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' reinvested distributions for the related quarter. Additionally, each Participant will be charged a pro rata portion of any brokerage commissions or other fees or charges paid by the Plan Administrator in connection with such open market purchases. (If a Participant desires to opt out of the distribution reinvestment feature of the Plan when the Common Stock relating to distribution reinvestments will be purchased in the open market, a Participant must notify the Plan Administrator no later than the record date for the related distribution payment date. For information as to the source of the Common Stock to be purchased under the Plan see Question 15.)

     With respect to optional cash payments, the price per share of the Common Stock acquired directly from the Company will be 100% (subject to change) of the average of the daily high and low sale prices, computed to four decimal places, of the Common Stock as reported on the NYSE for the Trading Day relating to each Investment Date (as defined in Question 11 above) or, if no trading occurs in the Common Stock on such Trading Day, for the Trading Day immediately preceding such Investment Date for which trades are reported, less the applicable Discount, if any. A "Trading Day" means a day on which trades in the Common Stock are reported on the NYSE.

     Each month, at least three business days prior to the applicable Record Date (as defined in Question 18), the Company may establish the Discount from the Market Price and will notify the Plan Administrator of the same. Such Discount may be between 0% and 5% of the Market Price and may vary each month, but once established will apply uniformly to all payments made during that month. The Discount will be established in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan, and the Company's current and projected capital needs. The Discount applies only to optional cash payments. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the Discount, but current information regarding the Discount applicable to the next Pricing Period may be obtained by contacting the Company at (901) 682-6600. Setting a Discount for an Investment Date shall not affect the setting of a Discount for any subsequent Investment Date. The Discount feature discussed above applies only to the issuance of Common Stock by the Company pursuant to optional cash payments and does not apply to open market purchases made with optional cash payments or the reinvestment of distributions.

     The price per Common Stock acquired through open market purchases with optional cash payments will be 100% of the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' optional cash payments for the related month.

     Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

     All references in the Plan to the "Market Price" when it relates to distribution reinvestments which will be reinvested in Common Stock acquired directly from the Company shall mean the average of the high and low sales prices, computed to four decimal places, of the Common Stock on the NYSE on the Investment Date, or if no trading occurs in the Common Stock on the Investment Date, the average of the high and low sales prices for the first Trading Day immediately preceding the Investment Date for which trades are reported. With respect to distribution reinvestments which will be reinvested in Common Stock purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, net of commissions, computed to four decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' reinvested distributions for the related quarter. All references in the Plan to the "Market Price" for optional cash payments which will be invested in Common Stock acquired directly from the Company shall mean the average of the daily high and low sales prices of the Common Stock as reported on the NYSE on the Trading Day relating to each Investment Date or, if no trading occurs in the Common Stock on such Investment Date, for the first Trading Day immediately preceding such Investment Date for which trades are reported.

     With respect to optional cash payments which will be reinvested in Common Stock purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' optional cash payments for the related month.

13.  WHAT ARE THE RECORD DATES AND INVESTMENT DATES FOR DISTRIBUTION
     REINVESTMENT?

     For the reinvestment of distributions, the "Record Date" is the record date declared by the Board of Directors for such distribution. Likewise, the distribution payment date declared by the Board of Directors constitutes the Investment Date applicable to the reinvestment of such distribution with respect to Common Stock acquired directly from the Company, provided, however, that if a distribution payment date relating to any series of Preferred Stock is later in the month than the applicable Common Stock distribution payment date, such later distribution payment date relating to such Preferred Stock shall constitute the Investment Date relating thereto, and provided further that if any such date is not a business day, the first business day immediately preceding such date shall be the Investment Date. The Investment Date with respect to Common Stock purchased in open market transactions will be no later than ten business days following the distribution payment date. Distributions will be reinvested on the Investment Date using the applicable Market Price (as defined in Question 12). Generally, record dates for quarterly distributions on the Common Stock will precede the distribution payment dates by approximately two weeks. See Schedule A for a list of the future distribution record dates and payment dates. Please refer to Question 18 for a discussion of the Record Dates and Investment Dates applicable to optional cash payments.

14.  HOW WILL THE NUMBER OF SHARES PURCHASED FOR A PARTICIPANT BE DETERMINED?

     A Participant's account in the Plan will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount to be invested on behalf of such Participant divided by the purchase price per share as calculated pursuant to the methods described in Question 12, as applicable. The total amount to be invested will depend on the amount of any distributions paid on the number of Participating Shares and Plan Shares in such Participant's Plan account and available for investment on the related Investment Date, or the amount of any optional cash payments made by such Participant and available for investment on the related Investment Date. Subject to the availability of Common Stock registered for issuance under the Plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of distributions.

15.  WHAT IS THE SOURCE OF COMMON STOCK PURCHASED UNDER THE PLAN?

     Plan Shares will be purchased either directly from the Company, in which event such shares will be authorized but unissued shares, or on the open market, or by a combination of the foregoing, at the option of the Company, after a review of current market conditions and the Company's current and projected capital needs. The Company will determine the source of the Common Stock to be purchased under the Plan at least three business days prior to the relevant Record Date, and will notify the Plan Administrator of the same. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the source of the Common Stock to be purchased under the Plan, but current information regarding the source of the Common Stock may be obtained by contacting the Company's Investor Relations Department at
(901) 682-6600.

16.  HOW DOES THE OPTIONAL CASH PAYMENT FEATURE OF THE PLAN WORK?

     All Record Holders and interested new investors who have timely submitted signed Authorization Forms indicating their intention to participate in this feature of the Plan, and all Beneficial Owners whose brokers, banks or other nominees have timely submitted signed Authorization Forms indicating their intention to participate in this feature of the Plan (except for Beneficial Owners whose brokers, banks or other nominees hold the shares of the Beneficial Owners in the name of a major securities depository), are eligible to make optional cash payments during any month, whether or not a distribution is declared. If a broker, bank or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, optional cash payments must be made through the use of the B&N Form. See Question 8. Optional cash payments must be accompanied by an Authorization Form or a B&N Form, as applicable. Each month the Plan Administrator will apply any optional cash payment received from a Participant no later than one business day prior to the commencement of that month's Pricing Period (as defined in Question 12) to the purchase of additional Common Stock for the account of the Participant on the following Investment Date (as defined in Question 11).

17.  WHAT LIMITATIONS APPLY TO OPTIONAL CASH PAYMENTS?

     Each optional cash payment is subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000. For purposes of these limitations, all Plan accounts under the common control or management of a Participant (which shall be determined at the sole discretion of the Company) will be aggregated. Generally, optional cash payments of less than $250 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000, unless such limit has been waived by the Company, will be returned to Participants without interest at the end of the relevant Pricing Period.

     Participants may make optional cash payments of up to $5,000 each month without the prior approval of the Company, subject to the Company's right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Stock, Preferred Stock, Units or interested new investors in order to eliminate practices which are, in the sole discretion of the Company, not consistent with the purposes or operation of the Plan or which adversely affect the price of the Common Stock. Optional cash payments in excess of $5,000 may be made by a Participant only upon acceptance by the Company of a completed Request for Waiver form from such Participant and receipt of such form by the Plan Administrator. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted Requests for Waiver. A Request for Waiver form must be received by the Company and the Plan Administrator and accepted by the Company each month no later than the Record Date (as defined in Question 18) for the applicable Investment Date. Request for Waiver forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 37. Waivers will be accepted only with respect to actual record Participants and not for the benefit of Beneficial Owners or multiple Participants. Participants interested in obtaining further information about a Request for Waiver should contact the Company at (901) 682-6600.

     Waivers will be considered on the basis of a variety of factors, which may include the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock and other Company securities, general economic and market conditions, expected aberrations in the price or trading volume of the Common Stock, the potential disruption of the price of the Common Stock by a financial intermediary, the number of Common Stock held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of waivers will be made in the absolute discretion of the Company.

PARTICIPANTS IN THE PLAN ARE NOT OBLIGATED TO PARTICIPATE IN THE OPTIONAL CASH PAYMENT FEATURE OF THE PLAN AT ANY TIME. OPTIONAL CASH PAYMENTS NEED NOT BE IN THE SAME AMOUNT EACH MONTH.

     Unless it waives its right to do so, the Company may establish for any Pricing Period a minimum price (the "Threshold Price") applicable only to the investment of optional cash payments that exceed $5,000 and that are made pursuant to Requests for Waiver, in order to provide the Company with the ability to set a minimum price at which the Common Stock will be sold under the Plan each month pursuant to such requests. A Threshold Price will only be established when Common Stock will be purchased directly from the Company on the applicable Investment Date. The Company will, at least three business days prior to each Record Date (as defined in Question 18), determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Plan Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount will be made by the Company at its discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to whether a Threshold Price has been established for any Pricing Period, but current information regarding the Threshold Price may be obtained by contacting the Company at (901) 682-6600.

     The Threshold Price for optional cash payments made pursuant to Requests for Waiver, if established for any Pricing Period, will be a stated dollar amount that the average of the high and low sale prices of the Common Stock on the NYSE for each Trading Day of the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from that Pricing Period and no investment will occur on the corresponding Investment Date. For each Trading Day on which the Threshold Price is not satisfied, 1/10 of each optional cash payment made by a Participant pursuant to a Request for Waiver will be returned to such Participant, without interest, as soon as practicable after the end of the applicable Pricing Period. Thus, for example, if the Threshold Price is not satisfied for three of the ten Trading Days in a Pricing Period. 3/10 of each Participant's optional cash payment made pursuant to a Request for Waiver will be returned to such Participant by check, without interest, as soon as practicable after the end of the applicable Pricing Period.

The Plan Administrator expects to mail such checks within five to ten business days from the end of the applicable Pricing Period. This return procedure will only apply when shares are purchased directly from the Company for optional cash payments made pursuant to Requests for Waiver and the Company has set a Threshold Price with respect to the relevant Pricing Period. See Question 15.

     Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. The Threshold Price concept and return procedure discussed above apply only to optional cash payments made pursuant to Requests for Waiver.

     For any Pricing Period, the Company may waive its right to set a Threshold Price for optional cash payments made pursuant to Requests for Waiver. Participants may ascertain whether the Threshold Price applicable to a given Pricing Period has been set or waived, as applicable, by contacting the Company at (901) 682-6600.

     For a list of expected dates by which the Threshold Price will be set in 1999 and 2000, see Schedule A.

     Each month, at least three business days prior to the applicable Record Date (as defined in Question 18), the Company may establish the Discount from the Market Price applicable to optional cash payments during the corresponding Pricing Period and will notify the Plan Administrator of the same. Such Discount may be between 0% and 5% of the Market Price and may vary each month, but once established will apply uniformly to all optional cash payments made during that month. The Discount will be established in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan, and the Company's current and projected capital needs. The Discount applies only to optional cash payments. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the Discount, but current information regarding the Discount applicable to the next Pricing Period may be obtained by contacting the Company at (901) 682-6600. Setting a Discount for a Pricing Period shall not affect the setting of a Discount for any subsequent Pricing Period. The Discount feature discussed above applies only to optional cash payments and does not apply to the reinvestment of distributions.

THE THRESHOLD PRICE CONCEPT AND RETURN PROCEDURE DISCUSSED ABOVE APPLY ONLY TO OPTIONAL CASH PAYMENTS MADE PURSUANT TO REQUESTS FOR WAIVER WHEN COMMON STOCK IS TO BE PURCHASED FROM THE COMPANY ON THE APPLICABLE INVESTMENT DATE. ALL OTHER OPTIONAL CASH PAYMENTS WILL BE MADE AT THE MARKET PRICE LESS THE DISCOUNT (SUBJECT TO CHANGE), IF ANY, WITHOUT REGARD TO ANY THRESHOLD PRICE.

18.  WHAT ARE THE RECORD DATES AND INVESTMENT DATES FOR OPTIONAL CASH PAYMENTS?

     Optional cash payments will be invested every month as of the related Investment Date. The "Record Date" for optional cash payments is one business day prior to the commencement of the related Pricing Period and the "Investment Date" for optional cash payments of $5,000 or less is the last day of the Pricing Period (or Pricing Period conclusion date), and for optional cash payments of greater than $5,000 made pursuant to Requests for Waiver, the "Investment Date" is each day on which the NYSE is open for business in a Pricing Period.

     Optional cash payments received by the Plan Administrator by the Record Date will be applied to the purchase of Common Stock on the Investment Dates which relate to that Pricing Period. No interest will be paid by the Company or the Plan Administrator on optional cash payments held pending investment. Generally, optional cash payments received after the Record Date will be held for investment on the Investment Date relating to the next applicable pricing period; optional cash payments will not earn interest pending investment.

     For a schedule of expected Record Dates and Pricing Period commencement dates and conclusion dates in 1999 and 2000, see Schedule A.

19.  WHEN MUST OPTIONAL CASH PAYMENTS BE RECEIVED BY THE PLAN ADMINISTRATOR?

     Each month the Plan Administrator will apply any optional cash payment for which good funds are timely received to the purchase of Common Stock for the account of the Participant during the next Pricing Period. See Question 18. In order for funds to be invested during the next Pricing Period, the Plan Administrator must have received a check, money order or wire transfer by the end of the business day immediately preceding the first Trading Day of the ensuing Pricing Period and such check, money order or wire transfer must have cleared on or before the first Investment Date in such Pricing Period. Wire transfers may be used only if approved verbally in advance by the Plan Administrator. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to First Union National Bank and submitted together with, initially, the Authorization Form or, subsequently, the form for additional investments attached to Participant's statements. Checks returned for any reason will not be resubmitted for collection.

NO INTEREST WILL BE PAID BY THE COMPANY OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

     In order for payments to be invested on the first Investment Date in a Pricing Period, in addition to the receipt of good funds by the first Investment Date in a Pricing Period, the Plan Administrator must be in receipt of an Authorization Form or a B&N Form, as appropriate, as of the same date. See Questions 6 and 8.

20.  MAY OPTIONAL CASH PAYMENTS BE RETURNED?

     Upon telephone or written request to the Plan Administrator received at least five business days prior to the Record Date for the Investment Date with respect to which optional cash payments have been delivered to the Plan Administrator, such optional cash payments will be returned to the Participant as soon as practicable. Requests received less than five business days prior to such date will not be returned but instead will be invested on the next related Investment Date. Additionally, a portion of each optional cash payment will be returned by check, without interest, as soon as practicable after the end of the Pricing Period for each Trading Day that does not meet the Threshold Price, if any, applicable to optional cash payments made pursuant to Requests for Waiver. See Question 17. Also, each optional cash payment, to the extent that it does not either conform to the limitations described in Question 18 or clear within the time limit described in Question 19, will be subject to return to the Participant as soon as practicable.

21. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH THEIR PARTICIPATION UNDER THE PLAN?

     Participants will have to pay brokerage fees or commissions on Common Stock to sell shares purchased with reinvested distributions or optional cash payments on the open market, which will be first deducted before determining the number of shares to be purchased. Participants will incur no brokerage commissions or service charges in connection with the reinvestment of distributions or optional cash payments when Common Stock are acquired directly from the Company. The Company will pay all other costs of administration of the Plan. However, Participants that request that the Plan Administrator sell all or any portion of their shares (see Question 27) must pay a nominal fee per transaction to the Plan Administrator, any related brokerage commissions and applicable share transfer taxes. Transfers of Common Stock purchased pursuant to Requests for Waiver to Participants or their designated accounts will also be subject to a nominal fee as set forth in such Requests for Waiver and will be made only at the conclusion of the relevant Pricing Period.

REPORTS TO PARTICIPANTS

22.  WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

     Each Participant in the Plan will receive a statement of his or her account following each purchase of additional shares. These statements are Participants' continuing record of the cost of their purchases and should be retained for income tax purposes. In addition, Participants will receive copies of other communications sent to holders of the Common Stock, including the Company's annual report to its shareholders, the notice of annual meeting and proxy statement in connection with its annual meeting of shareholders and Internal Revenue Service information for reporting distributions paid.

DISTRIBUTIONS ON FRACTIONAL SHARES

23.  WILL PARTICIPANTS BE CREDITED WITH DISTRIBUTIONS ON FRACTIONS OF SHARES?

     Yes.

CERTIFICATES FOR COMMON STOCK

24.  WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED?

     No. Common Stock purchased for Participants will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to Participants for shares in the Plan unless a Participant submits a written request to the Plan Administrator or until participation in the Plan is terminated. At any time, a Participant may request the Plan Administrator to send a certificate for some or all of the whole shares credited to a Participant's account. This request should be mailed to the Plan Administrator at the address set forth in the answer to Question 37. Any remaining whole shares and any fractions of shares will remain credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.

25.  IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

     Each Plan account is maintained in the name in which the related Participant's certificates were registered at the time of enrollment in the Plan. Share certificates for whole shares purchased under the Plan will be similarly registered when issued upon a Participant's request. If a Participant is a Beneficial Owner, such request should be placed through such Participant's banker, broker or other nominee. See Question 6. A Participant who wishes to pledge shares credited to such Participant's Plan account must first withdraw such shares from the account.

WITHDRAWALS AND TERMINATION

26.  WHEN MAY PARTICIPANTS WITHDRAW FROM THE PLAN?

     A Participant may withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan at any time. If the request to withdraw is received prior to a distribution record date set by the Board of Directors for determining shareholders of record entitled to receive a distribution, the request will be processed on the day following receipt of the request by the Plan Administrator.

     If the request to withdraw is received by the Plan Administrator on or after a distribution record date, but before payment date, the Plan Administrator, in its sole discretion, may either pay such distribution in cash or reinvest it in shares for the Participant's account. The request for withdrawal will then be processed as promptly as possible following such distribution payment date. All distributions subsequent to such distribution payment date or Investment Date will be paid in cash unless a shareholder re-enrolls in the Plan, which may be done at any time.

     Any optional cash payments which have been sent to the Plan Administrator prior to a request for withdrawal will also be invested on the next Investment Date unless a Participant expressly requests return of that payment in the request for withdrawal, and the request for withdrawal is received by the Plan Administrator at least two business days prior to the first day of the Pricing Period.

27.  HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

     A Participant who wishes to withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan must notify the Plan Administrator in writing at its address set forth in the answer to Question
37. Upon a Participant's withdrawal from the Plan or termination of the Plan by the Company, certificates for the appropriate number of whole shares credited to his or her account under the Plan will be issued. A cash payment will be made for any fraction of a share.

     Upon withdrawal from the Plan, a Participant may also request in writing that the Plan Administrator sell all or part of the shares credited to his or her account in the Plan. The Plan Administrator will sell the shares as requested within ten business days after processing the request for withdrawal. The Participant will receive the proceeds of the sale, less a nominal fee per transaction paid to the Plan Administrator, any brokerage fees or commissions and any applicable share transfer taxes, generally within five business days of the sale.

28.  ARE THERE ANY AUTOMATIC TERMINATION PROVISIONS?

     Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetence of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next Record Date for purchases made through the reinvestment of distributions or optional cash payments, as applicable. In the event written notice of death or adjudicated incompetence and such supporting documentation is received by the Plan Administrator less than five business days before the next Record Date for purchases made through the reinvestment of distributions or optional cash payments, as applicable, shares will be purchased for the Participant with the related cash distribution or optional cash payment and participation in the Plan will not terminate until after such distribution or payment has been reinvested. Thereafter, no additional purchase of shares will be made for the Participant's account and the Participant's shares and any cash distributions paid thereon will be forwarded to such Participant's legal representative.

THE COMPANY RESERVES THE RIGHT TO MODIFY, SUSPEND OR TERMINATE PARTICIPATION IN THE PLAN BY OTHERWISE ELIGIBLE HOLDERS OF COMMON STOCK, PREFERRED STOCK OR INTERESTED NEW INVESTORS IN ORDER TO ELIMINATE PRACTICES WHICH ARE, IN THE SOLE DISCRETION OF THE COMPANY, NOT CONSISTENT WITH THE PURPOSES OR OPERATION OF THE PLAN OR WHICH ADVERSELY AFFECT THE PRICE OF THE COMMON STOCK.

OTHER INFORMATION

29. WHAT HAPPENS IF A PARTICIPANT SELLS OR TRANSFERS ALL OF THE SHARES REGISTERED IN THE PARTICIPANT'S NAME?

     If a Participant disposes of all shares registered in his or her name, and is not shown as a Record Owner on a distribution record date, the Participant may be terminated from the Plan as of such date and such termination treated as though a withdrawal notice had been received prior to the record date.

30. WHAT HAPPENS IF THE COMPANY DECLARES A DISTRIBUTION PAYABLE IN SHARES OR DECLARES A SHARE SPLIT?

     Any distribution payable in shares and any additional shares distributed by the Company in connection with a share split in respect of shares credited to a Participant's Plan account will be added to that account. Share distributions or split shares which are attributable to shares registered in a Participant's own name and not in his or her Plan account will be mailed directly to the Participant as in the case of shareholders not participating in the Plan.

31. HOW WILL SHARES HELD BY THE PLAN ADMINISTRATOR BE VOTED AT MEETINGS OF SHAREHOLDERS?

     If the Participant is a Record Owner, the Participant will receive a proxy card covering both directly held shares and shares held in the Plan. If the Participant is a Beneficial Owner, the Participant will receive a proxy covering shares held in the Plan through his or her broker, bank or other nominee.

     If a proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the Participant's shares will be voted in accordance with recommendations of the Board of Directors of the Company, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant's name may be voted only by the Participant in person.

32. WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND THE PLAN ADMINISTRATOR UNDER THE PLAN?

     The Company and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits the Company's liability with respect to alleged violations of federal securities laws.

     The Company and the Plan Administrator shall be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

33.  MAY THE PLAN BE CHANGED OR DISCONTINUED?

     Yes. The Company may suspend, terminate, or amend the Plan at any time. Notice will be sent to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by the Company.

     The Company may substitute another administrator or agent in place of the Plan Administrator at any time. Participants will be promptly informed of any such substitution.

     Any questions of interpretation arising under the Plan will be determined by the Company, in its sole discretion, and any such determination will be final.

34.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

     The following summarizes certain federal income tax considerations to current shareholders and holders of Units who participate in the Plan. New investors and current shareholders and holders of Units should consult the discussion herein under the caption "Federal Income Tax Considerations" for a summary of federal income tax considerations related to the ownership of Common Stock.

     The following summary is based upon an interpretation of current federal tax law. Participants should consult their own tax advisors to determine particular tax consequences, including state income tax (and non-income tax, such as share transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and the subsequent disposition of Common Stock acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

  CURRENT SHAREHOLDERS

     In the case of Common Stock purchased by the Plan Administrator pursuant to the reinvestment feature of the Plan, whether purchased from the Company or in the open market, Participants will be treated for federal income tax purposes as having received, on the distribution payment date, a distribution in an amount equal to the amount of the cash distribution that was reinvested. Such distribution will be taxable as a dividend to the extent of the Company's current or accumulated earnings and profits. To the extent the distribution is in excess of the Company's current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a Participant's shares, and the distribution in excess of a Participant's tax basis will be taxable as gain realized from the sale of its shares.

     For Participants who are current shareholders of the Company, it is not entirely clear under current law how purchases of Common Stock from the Company pursuant to the optional cash purchase feature of the Plan should be treated for federal income tax purposes. The Company currently intends to take the position for tax reporting purposes either that no distribution from the Company has occurred in connection with optional cash purchases, or, alternatively, that any such distribution is not taxable as a dividend. It is possible, however, that the Internal Revenue Service ("IRS") might contend that Participants who are shareholders of the Company should be treated for federal income tax purposes as having received a distribution from the Company in an amount equal to the excess, if any, of the fair market value (determined as the average of the high and low trading prices) of the Common Stock on the Investment

Date less the amount of the optional cash payment, and that all or a portion of such distribution should be treated as a taxable dividend. In the future, the Company may, in light of subsequent developments in the tax laws or for other reasons, treat as a taxable dividend all, or a portion, of the excess of the fair market value of the Common Stock credited to the Participant's Plan account on the Investment Date less the amount of the optional cash payment. Participants are encouraged to consult with their own tax advisors with regard to the tax treatment of optional cash purchases.

     In the case of Common Stock purchased by the Plan Administrator on the open market pursuant to the optional cash payment feature of the Plan, Participants should not be treated for federal income tax purposes as having received a distribution from the Company.

  CURRENT HOLDERS OF UNITS

     The income tax treatment of holders of Units who participate in the Plan is unclear because there is no clear legal authority regarding the income tax treatment of a limited partner in a partnership who invests cash distributions from the partnership in shares of another entity that is a partner in the partnership. The following, however, sets forth the Company's view of the likely tax treatment of holders of Units who participate in the Plan, and absent the promulgation of authority to the contrary, the Company and the Operating Partnership intend to report the tax consequences of a holder's participation in a manner consistent with the following.

     In the case of Common Stock purchased by the Plan Administrator pursuant to the distribution reinvestment feature of the Plan, whether purchased from the Company or in the open market, holders of Units will be treated for federal income tax purposes as having received, on the distribution payment date, a distribution in an amount equal to the cash distribution that was invested.

     A cash distribution from the Operating Partnership will reduce a holder's basis in his Units by the amount distributed. Cash distributed to a holder of Units in excess of his basis in his Units generally will be taxable as capital gain. However, under Section 751(b) of the Code, to the extent that a distribution is considered to be in exchange for a holder's interest in substantially appreciated inventory items or unrealized receivables of the Operating Partnership, that holder of Units may recognize ordinary income rather than a capital gain.

     For Participants who are holders of Units, it is not entirely clear under current law how purchases of Common Stock from the Company pursuant to the optional cash purchase feature of the Plan should be treated for federal income tax purposes. The Operating Partnership currently intends to take the position for tax reporting purposes that no distribution from the Operating Partnership has occurred in connection with optional cash purchases. It is possible, however, that the IRS might contend that Participants who are holders of Units should be treated for federal income tax purposes as having received a distribution from the Operating Partnership in an amount equal to the excess, if any, of the fair market value (determined as the average of the high and low trading prices) of the Common Stock credited to the Participant's Plan account on the Investment Date less the amount of optional cash payment. In the future, the Company may, in light of subsequent developments in the tax laws or for other reasons, treat as a distribution from the Operating Partnership all, or a portion, of the excess of the fair market value of the Common Stock credited to the Participant's Plan account on the Investment Date less the amount of the optional cash payment. Participants are encouraged to consult with their own tax advisors with regard to the tax treatment of optional cash purchases.

     In the case of Common Stock purchased on the open market by the Plan Administrator through an optional cash payment from a holder of Units, the holder should not be treated for federal income tax purposes as having received a distribution from the Operating Partnership.

  GENERAL

     A Participant's holding period for Common Stock acquired pursuant to the Plan will begin on the day following the Investment Date. A Participant will have a tax basis in the Common Stock equal to the amount of cash used to purchase the Common Stock.

     A Participant will not realize any taxable income upon receipt of certificates for whole Common Stock credited to the Participant's account, either upon the Participant's request for certain of those Common Stock or upon termination of participation in the Plan. A Participant will recognize gain or loss upon the sale or exchange of Common Stock acquired under the Plan. A Participant will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant's account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the Common Stock or fractional share equivalent and the tax basis thereof.

35.  HOW ARE INCOME TAX WITHHOLDING PROVISIONS APPLIED TO PARTICIPANTS IN THE
     PLAN?

     If a Participant fails to provide certain federal income tax certifications in the manner required by law, distributions on Common Stock, Preferred Stock or Units, proceeds from the sale of fractional shares and proceeds from the sale of Common Stock held for a Participant's account will be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain shareholders (including most corporations) are, however, exempt from the above withholding requirements.

     If a Participant is a foreign shareholder whose distributions are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in Common Stock will be credited to such Participant's account. As a result of the Small Business Job Protection Act of 1996, the Company intends to withhold 10% of any distribution to a foreign shareholder to the extent it exceeds the Company's current and accumulated earnings and profits.

36.  WHO BEARS THE RISK OF MARKET FLUCTUATIONS IN THE COMPANY'S COMMON STOCK?

     A Participant's investment in shares held in the Plan account is no different from his or her investment in directly held shares. The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.

37.  WHO SHOULD BE CONTACTED WITH QUESTIONS ABOUT THE PLAN?

All correspondence regarding the Plan should be directed to:

     First Union National Bank
     Shareholder Services Group
     1525 West WT Harris Blvd. 3C3
     Charlotte, North Carolina 28288-1153
     Telephone Numbers: (704) 590-0394, or toll-free (800) 829-8432

Please mention Mid-America Apartment Communities, Inc. and this Plan in all correspondence.

38.  HOW IS THE PLAN INTERPRETED?

     Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final. The Company may adopt and conditions of the Plan and its operation will be governed by the laws of the State of Tennessee.

39.  WHAT ARE SOME OF THE PARTICIPANT RESPONSIBILITIES UNDER THE PLAN?

     Plan Shares are subject to escheat to the state in which the Participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the Participant. Participants, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

     Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any Common Stock or cash held by the Plan Administrator except as expressly provided herein.

DISTRIBUTIONS

     The Company has paid distributions since its incorporation. In order to accommodate the provisions of this Plan, the Company anticipates that distributions will be payable on or about the fifteenth day of April, July and October and the last week of December.

                              PLAN OF DISTRIBUTION

     Except to the extent the Plan Administrator purchases Common Stock in open market transactions, the Common Stock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell Common Stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. In connection with any such transaction, compliance with Regulation M under the Exchange Act would be required. Such shares, including shares acquired pursuant to waivers granted with respect to the optional cash payment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which Common Stock trades or in privately negotiated transactions. The Common Stock is currently listed on the New York Stock Exchange. Under certain circumstances, it is expected that a portion of the Common Stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to the Company for Common Stock acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions. Any such underwriter involved in the offer and sale of the Common Stock will be named in an applicable Prospectus Supplement. Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Common Stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement.

     Subject to the availability of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions.

     Except with respect to open market purchases of Common Stock relating to reinvested distributions, the Company will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Common Stock under the Plan. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

     Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material federal income tax considerations that may be relevant to a prospective holder of the securities offered hereby ("Offered Securities") is based on current law, is for general information only and is not tax advice. The discussion contained herein does not purport to deal with all aspects of taxation that may be relevant to particular security holders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

     The statements in this discussion are based on current provisions of the Code, existing, temporary and currently proposed Treasury regulations promulgated under the Code ("Treasury Regulations"), the legislative history of the Code, existing administrative rulings and practices of the Service and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes. As used in this section, the term "Company" refers solely to Mid-America Apartment Communities, Inc. and the term "Property Partnership" refers to all subsidiary partnerships of the Company with the exception of Mid-America Apartments, L.P., which is referred to as the "Operating Partnership."

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code effective for its short taxable year ending on December 31, 1994. The Company believes that, commencing with its 1994 taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT. See "Failure to Qualify."

     Baker, Donelson, Bearman & Caldwell has acted as tax counsel to the Company. The Company has obtained an opinion of Baker, Donelson, Bearman & Caldwell as to its REIT qualification. Continued qualification and taxation as a REIT will depend on the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Code discussed below. No assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "-- Failure to Qualify".

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. Notwithstanding its REIT election, however, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alterative minimum tax" on its undistributed items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that the Company elects to retain and pay income tax on its net capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of such asset's "built-in" gain (i.e. the excess of the fair market value of such property at the time of acquisition by the Company over the adjusted basis of such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in" gain assume that the Company would have an election pursuant to IRS Notice 88-19 if it were to make any such acquisition.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more directors or trustees; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company has issued sufficient shares of Common Stock and Preferred Stock with sufficient diversity of ownership to allow the Company to satisfy requirements (v) and (vi). In addition, the Company's Charter contains restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. See "Description of the Capital Stock -- Ownership Limitations."

     For purposes of determining Share Ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code Section 401(a), however, generally is not considered an individual and the beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

     The Company currently has 11 corporate subsidiaries and may have additional corporate subsidiaries in the future. Code Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, 100% of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of the Company.

The Company's corporate subsidiaries are "qualified REIT subsidiaries" and, consequently, not subject to federal corporate income taxation, although they may be subject to state and local taxation.

     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share (based on the REIT's interest in partnership capital) of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such proportionate share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests (as discussed below). Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the Property Partnerships shall be treated as assets, liabilities and items of the Company for purposes of applying the requirements described herein.

INCOME TESTS

     In order for the Company to maintain its qualification as a REIT, there are two requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. The specific application of these tests to the Company is discussed below.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person; provided, however, that an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a resident will not qualify as "rents from real property" if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such resident (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." The Company does not charge, and does not anticipate charging, rent for any portion of any Property that is based in whole or in part on the income or profits of any person, and the Company does not receive, and does not anticipate receiving, any rents from Related Party Tenants. The Company does not anticipate that rent attributable to personal property leased in connection with any lease of real property will exceed 15% of total rent received under such lease. The Operating Partnership provides certain services with respect to its Communities and the Communities of the Property Partnerships.

     The Operating Partnership receives fees in consideration of the performance of management, landscaping and administrative services with respect to properties that are not wholly owned, directly or indirectly, by the Operating Partnership. A portion of such fees generally will not qualify under the 75% or 95% gross income tests. The Company will also receive certain other types of non-qualifying income, such as income from coin-operated laundry machines and income from corporate and guests apartments. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

     It is possible that, from time to time, the Company, the Operating Partnership, or a Property Partnership will enter into hedging transaction with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that the Company, the Operating Partnership or a Property Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test. To the extent that the Company, the Operating Partnership or a Property Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

     Fees to perform property management services for apartment properties that the Company does not own will not qualify under the 75% or the 95% gross income tests. Flournoy Development Company, in which the Company owns non-voting Common Stock, receives these fees. In addition, the Company (or the Operating Partnership) may receive certain other types of income with respect to the Communities that will not qualify for either of these tests. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits for non-qualifying income under the 75% and 95% gross income tests.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return and any income information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

ASSET TESTS

     At the close of each quarter of its taxable year, the Company also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets" or, in cases where the Company raises new capital through shares or long-term (at least five years) debt offerings, temporary investments in shares or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate asset" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property and shares of other REITS. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the Operating Partnership and the Property Partnerships or the stock of a qualified REIT subsidiary as defined by Section 856(i) of the Code).

     For purposes of the asset tests, the Company is deemed to own its proportionate share of the assets of the Operating Partnership and the Property Partnerships, rather that its partnership interests therein. The Company is deemed to own all assets owned by qualified REIT subsidiaries. The Company believes that, at all relevant times (i) at least 75% of the value of its total assets has been and will continue to be represented by real estate assets, cash and cash items (including receivables) and government securities and (ii) it has not owned and will not own any securities that do not satisfy the 75% asset test. In addition, the Company does not intend to acquire or to dispose of, or cause the Operating Partnership or any of the Property Partnerships or the qualified REIT subsidiaries to acquire or to dispose of, assets in the future in a way that would cause it to violate either asset test.

     The Operating Partnership owns all of the nonvoting stock and 1% of the voting stock of Flournoy Development Company which represents 95% of the equity of Flournoy Development Company with the remaining equity interests currently owned by certain officers of Mid-America Apartment Communities, Inc. The Company is considered to own its pro rata share of the assets of the Operating Partnership, including the securities of Flournoy Development Company. The Operating Partnership will not own more than 10% of the voting securities of Flournoy Development Company and, therefore, the Company will not own more than 10% of the voting securities of Flournoy Development Company. In addition, the Company believes that its pro rata share of the value of the securities of Flournoy Development Company will not exceed 5% of the total value of its assets. The Company's belief is based in part upon its analysis of the anticipated operating cash flows of Flournoy Development Company. No independent appraisals will be obtained to support this conclusion, and Baker, Donelson, Bearman & Caldwell in rendering its opinion regarding the Company's qualification as a REIT, will rely on a representation by the Company with respect to the value of the interests in Flournoy Development Company. There, however, can be no assurance that the IRS will not contend that the value of the securities of Flournoy Development Company exceeds the 5% value limitation.

     As noted above, the 5% value requirement must be satisfied at or within 30 days after the end of each quarter during which the Company increases its direct or indirect ownership of securities of Flournoy Development Company (including as a result of increasing its interest in the Operating Partnership). Although the Company plans to take steps to ensure that it will satisfy the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps always will be successful or will not require a reduction in the Operating Partnership's overall interest in Flournoy Development Company.

     If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by an acquisition of nonqualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

ANNUAL DISTRIBUTION REQUIREMENTS

     The Company, in order to qualify as a REIT and avoid corporate income taxation of the earnings that it distributes, is required to distribute distributions (other than capital gain distributions or retained capital gains) to its shareholders in an amount at least equal to (i) the sum of (A) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. Any such retained amounts would be treated as having been distributed by the Company for purposes of the 4% excise tax.

     The Company has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay interest to the Service based upon the amount of any deduction taken for deficiency dividends.

ANNUAL RECORD KEEPING REQUIREMENT

     Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. The Company has complied and will continue to comply with such requirements.

PARTNERSHIP ANTI-ABUSE RULE

     Regulations (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions") authorize the Service, in certain abusive transactions involving partnerships, to disregard the form of a transaction and recast it for federal tax purposes as the Service deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

     The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership

Provisions and, thus, cannot be recast by the Service. However, the redemption rights held by the limited partners of the Operating Partnership do not conform in all respects to the redemption rights contained in the foregoing example. In addition, because the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Property Partnerships for federal tax purposes or treating one or more of its partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alterative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the distributions received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of Common Stock or Preferred Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

     Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. In that case, the Company's shareholders would include in income their proportionate share of the Company's undistributed long-term capital gain. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by the Company, which would be credited or refunded to the shareholders. Each shareholder's basis in his stock would be increased by the amount of the undistributed long-term capital gain, included in the shareholder's income, less the shareholder's share of the tax paid by the Company.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares of stock have been held for one year or less) assuming the shares of stock are capital assets in the hands of the shareholder. In addition, any distribution declared by the Company in October, November or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of stock (or distributions treated as such) will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON OR PREFERRED STOCK

     In general, any gain or loss realized upon a taxable disposition of the stock by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the shares of stock have been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares of stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of stock may be disallowed if other shares of stock are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

     A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on net long-term capital gains applicable to noncorporate taxpayers is 20%. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., depreciable real property) held for more than 18 months is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distribution designated by the Company as capital gain dividends and any retained capital gains that the Company is deemed to distribute, the Company may designate (subject to certain limits) whether such a distribution is taxable to its shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Company will report to its U.S. shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. The Service has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. These regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1998. See "Federal Income Tax Considerations -- Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's stock is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%; (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust; and (iii) either (A) one pension trust owns more than 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively own more than 50% of the value of the Company's shares.

TAXATION OF NON-U.S. SHAREHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON OR PREFERRED STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

     Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the stock is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a non-U.S. corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The Service has issued final regulations that modify the manner in which the Company complies with the withholding requirements.

     Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares of stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's stock, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares of stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, a Non-U.S. Shareholder can file a claim for refund with the Service for the overwithheld amount to the extent it is determined subsequently that such distribution was, in fact, in excess of the current and accumulated earnings and profits of the Company.

     The Company is required to withhold 10% of any distribution in excess of its current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of his shares of stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S., persons. However, because the shares of stock are publicly traded, no assurance can be given that the Company is or will be a "domestically controlled REIT." In addition, a Non-U.S. Shareholder that owns, actually and constructively, 5% or less of the Company's shares throughout a specified "look-back" period will not recognize gain on the sale of his shares taxable under FIRPTA if the shares are "regularly traded" on an established securities market. Finally, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the stock is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the stock were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

FLOURNOY DEVELOPMENT COMPANY

     The Company expects a portion of the amounts it will use to fund distributions to come from distributions on the stock of Flournoy Development Company. Flournoy Development Company does not qualify as a REIT, and it will pay federal, state, and local income taxes on its taxable income at normal corporate rates. Any federal, state, or local income taxes that Flournoy Development Company pays will reduce the cash available for distribution.

     As described above, the value of the stock of Flournoy Development Company that is attributed to the Company cannot exceed 5% of the value of the Company's assets at any time when a unit holder in the Operating Partnership exercises his or her redemption right. See "-- Requirements for Qualification -- Asset
Tests." The Company believes that it currently satisfy this limit though this limitation may restrict the ability of Flournoy Development Company to increase the size of its business unless the value of the Company's assets is also increasing.

OTHER TAX CONSIDERATIONS

     The Company, the Property Partnerships and the QRSs, and the Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of Mid-America Apartment Communities, Inc. and subsidiaries (the "Company") as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in Mid-America Apartment Community, Inc.'s Annual Report or Form 10-K for the fiscal year ended December 31, 1997, as amended, and incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Our report contains an explanatory paragraph that states that the Company changed its accounting method to capitalize replacement purchases for major appliances and carpet in 1996.

                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered pursuant to this Prospectus will be passed upon for the Company by Baker, Donelson, Bearman & Caldwell, Memphis, Tennessee. In addition, the description of federal income tax consequences contained in the section of the Prospectus entitled "Federal
Income Tax Considerations" is based on the opinion of Baker, Donelson, Bearman
& Caldwell.

================================================================================
     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY COMMON STOCK, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                         ------------------------------

                           SUMMARY TABLE OF CONTENTS

                                        PAGE
                                        -----

Summary..............................      2

Risk Factors.........................      5

Use of Proceeds......................      8

Description of Capital Stock.........      9

Summary of the Plan..................     17

The Plan.............................     18

Plan of Distribution.................     35

Federal Income Tax Considerations....     35

Experts..............................     46

Legal Matters........................     46


                                1,600,000 SHARES

                                  MID-AMERICA
                                   APARTMENT
                               COMMUNITIES, INC.

                                  COMMON STOCK

                         ------------------------------
                                   PROSPECTUS
                         ------------------------------

                                FEBRUARY   , 1999

================================================================================

                                   SCHEDULE A

  MINIMUM WAIVER PRICE/         OPTIONAL CASH           PRICING PERIOD           PRICING PERIOD
     WAIVER DISCOUNT             INVESTMENT              COMMENCEMENT              CONCLUSION
        SET DATE                  DUE DATE                   DATE                     DATE
-------------------------  -----------------------  -----------------------  -----------------------
February 09, 1999          February 11, 1999        February 12, 1999        February 26, 1999
March 15, 1999             March 17, 1999           March 18, 1999           March 31, 1999
April 14, 1999             April 16, 1999           April 19, 1999           April 30, 1999
May 12, 1999               May 14, 1999             May 17, 1999             May 28, 1999
June 14, 1999              June 16, 1999            June 17, 1999            June 30, 1999
July 14, 1999              July 16, 1999            July 19, 1999            July 30, 1999
August 13, 1999            August 17, 1999          August 18, 1999          August 31, 1999
September 14, 1999         September 16, 1999       September 17, 1999       September 30, 1999
October 13, 1999           October 15, 1999         October 18, 1999         October 29, 1999
November 11, 1999          November 15, 1999        November 16, 1999        November 30, 1999
December 14, 1999          December 16, 1999        December 17, 1999        December 31, 1999
January 12, 2000           January 14, 2000         January 18, 2000         January 31, 2000
February 10, 2000          February 14, 2000        February 15, 2000        February 29, 2000
March 15, 2000             March 17, 2000           March 20, 2000           March 31, 2000
April 11, 2000             April 13, 2000           April 14, 2000           April 28, 2000
May 12, 2000               May 16, 2000             May 17, 2000             May 31, 2000
June 14, 2000              June 16, 2000            June 19, 2000            June 30, 2000
July 31, 2000              July 17, 2000            July 18, 2000            July 31, 2000
August 15, 2000            August 17, 2000          August 18, 2000          August 31, 2000
September 13, 2000         September 15, 2000       September 18, 2000       September 29, 2000
October 13, 2000           October 17, 2000         October 18, 2000         October 31, 2000
November 13, 2000          November 15, 2000        November 16, 2000        November 30, 2000
December 12, 2000          December 14, 2000        December 15, 2000        December 29, 2000
January 12, 2001           January 17, 2001         January 18, 2001         January 31, 2001
February 09, 2001          February 13, 2001        February 14, 2001        February 28, 2001
March 14, 2001             March 16, 2001           March 19, 2001           March 30, 2001

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the Offered Securities registered hereby.

Registration fee to the SEC..........  $    6,086
Printing expense.....................      50,000
Accounting fees and expenses.........      20,000
Legal fees and expenses..............      20,000
Miscellaneous expenses...............      10,000
     Total...........................  $  106,086
                                       ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Charter of the Company, generally, limits the liability of the Company's directors and officers to the Company and the shareholders for money damages to the fullest extent permitted from time to time by the laws of Tennessee. The Charter also provides, generally, for the indemnification of directors and officers, among others, against judgments, settlements, penalties, fines, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities except in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding charging a personal benefit was improperly received by him. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

     The Company intends to purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

ITEM 16.  EXHIBITS.

        EXHIBIT
         NUMBER                      DESCRIPTION
-------------------------------------------------------------
           2.1**    --  Agreement and Plan of Reorganization
                        made as of September 15, 1997 by and
                        among Mid-America Apartments, L.P.,
                        Mid-America Apartment Communities,
                        Inc. and Flournoy Development Company
           3.1***   --  Amended and Restated Charter of
                        Mid-America Apartment Communities,
                        Inc. dated as of January 10, 1994, as
                        filed with the Tennessee Secretary of
                        State on January 25, 1994
           3.2***   --  Articles of Amendment to the Charter
                        of Mid-America Apartment Communities,
                        Inc. dated as of January 28, 1994, as
                        filed with the Tennessee Secretary of
                        State on January 28, 1994
           3.3***   --  Articles of Merger of The Cates
                        Company with and into Mid-America
                        Apartment Communities, Inc. dated
                        February 2, 1994, as filed with the
                        Tennessee Secretary of State on
                        February 3, 1994
           3.4***   --  Articles of Merger of America First
                        REIT Advisory Company, a Nebraska
                        corporation, with and into
                        Mid-America Apartment Communities,
                        Inc., a Tennessee corporation, dated
                        June 29, 1995, as filed with the
                        Tennessee Secretary of State on June
                        29, 1995
           3.5***   --  Mid-America Apartment Communities,
                        Inc. Articles of Amendment to the
                        Amended and Restated Charter
                        Designating and Fixing the Rights and
                        Preferences of A Series of Preferred
                        Stock dated as of October 9, 1996, as
                        filed with the Tennessee Secretary of
                        State on October 10, 1996

           3.6***   --  Mid-America Apartment Communities,
                        Inc. Articles of Amendment to the
                        Amended and Restated Charter dated
                        November 17, 1997, as filed with the
                        Tennessee Secretary of State on
                        November 18, 1997
           3.7***   --  Mid-America Apartment Communities,
                        Inc. Articles of Amendment to the
                        Amended and Restated Charter
                        Designating and Fixing the Rights and
                        Preferences of A Series of Preferred
                        Stock dated as of November 17, 1997,
                        as filed with the Tennessee Secretary
                        of State on November 18, 1997
           3.8***   --  Articles of Merger of Flournoy
                        Development Company (a Georgia
                        corporation) with and into
                        Mid-America Apartment Communities,
                        Inc. (a Tennessee corporation) dated
                        November 21, 1997, as filed with the
                        Tennessee Secretary of State on
                        November 25, 1997
           3.9***   --  Mid-America Apartment Communities,
                        Inc. Articles of Amendment to the
                        Amended and Restated Charter dated
                        December 15, 1997, as filed with the
                        Tennessee Secretary of State on
                        December 31, 1997
           3.10***  --  Bylaws of Mid-America Apartment
                        Communities, Inc.
           4.1***   --  Form of Common Share Certificate
           4.2***   --  Form of 9.5% Series A Cumulative
                        Preferred Stock Certificate
           4.3***   --  Form of 8 7/8% Series B Cumulative
                        Preferred Stock Certificate
           4.4***   --  Mid-America Apartment Communities,
                        Inc. Articles of Amendment to the
                        Amended and Restated Charter
                        Designating and Fixing the Rights and
                        Preferences of a Series of Preferred
                        Stock dated as of October 9, 1996, as
                        filed with the Tennessee Secretary of
                        State on October 10, 1996
           4.5***   --  Mid-America Apartment Communities,
                        Inc. Articles of Amendment to the
                        Amended and Restated Charter
                        Designating and Fixing the Rights and
                        Preferences of a Series of Preferred
                        Stock dated as of November 17, 1997,
                        as filed with the Tennessee Secretary
                        of State on November 18, 1997
           4.6****  --  Form of 9 3/8% Series C Cumulative
                        Preferred Stock Certificate
           4.7***** --  Mid-America Apartment Communities,
                        Inc. Articles of Amendment to the
                        Amended and Restated Charter
                        Designating and Fixing the Rights and
                        Preferences of a Series of Preferred
                        Stock, dated as of June 25, 1998, as
                        filed with the Tennessee Secretary of
                        State on June 30, 1998
           5.1+      -- Opinion of Baker, Donelson, Bearman &
                        Caldwell Regarding Legality
           8.1+      -- Opinion of Baker, Donelson, Bearman &
                        Caldwell Regarding Certain Tax
                        Matters
          12.1       -- Statements regarding computation of
                        ratios (Included in Prospectus)
          23.1       -- Consent of KPMG LLP
          23.2+      -- Consent of Baker, Donelson, Bearman &
                        Caldwell (Included in Exhibit 5.1)

------------

    + Previously Filed.

   ** Filed as Exhibit 10.20 to the Registrant's Current Report on Form 8-K, filed with the Commission on September 19, 1997 (Commission File No. 1-12762)

  *** Previously filed as exhibits to the Company's Annual Report on Form 10-K for the Year Ended December 31, 1997. Each Exhibit listed herein is similarly numbered to the Exhibits filed with the Form 10-K.

 **** Previously filed as Exhibit 4.2 to the Registrant's Current Report on Form
      8-A/A filed with the Commission on June 26, 1998

***** Previously filed as Exhibit 4.2 to the Registrant's Current Report on Form
      8-A/A filed with the Commission on June 26, 1998

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of that chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on February 24, 1999.



                                    MID-AMERICA APARTMENT COMMUNITIES, INC.
                                      a Tennessee corporation (Registrant)

                                                     *
                                    By   ______________________________
                                           GEORGE E. CATES
                                           CHAIRMAN OF THE BOARD
                                           AND CHIEF EXECUTIVE OFFICER


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                         DATE
                 ---------------------                          --------------------             -------------
                         *                              Chairman of the Board of Directors,    February 24, 1999
                   GEORGE E. CATES                          and Chief Executive Officer

                         *                                 Vice Chairman of the Board of       February 24, 1999
                   JOHN F. FLOURNOY                                  Directors

                         *                                 Director, President and Chief       February 24, 1999
                    H. ERIN BOLTON                               Operating Officer

                         *                              Director and Chief Financial Officer   February 24, 1999
                 SIMON R.C. WADSWORTH                   (principal accounting and financial
                                                                      officer)

                         *                                            Director                 February 24, 1999
                  ROBERT F. FOGELMAN

                         *                                            Director                 February 24, 1999
                   O. MASON HAWKINS

                         *                                            Director                 February 24, 1999
                   JOHN S. GRINALDS

                         *                                            Director                 February 24, 1999
                      RALPH HORN

           *By /s/ SIMON R.C. WADSWORTH
                   SIMON R.C. WADSWORTH
                   Attorney-in-Fact



                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                      DESCRIPTION
-------------------------------------------------------------
           2.1**    --  Agreement and Plan of Reorganization
                        made as of September 15, 1997 by and
                        among Mid-America Apartments, L.P.,
                        Mid-America Apartment Communities,
                        Inc. and Flournoy Development Company
           3.1***   --  Amended and Restated Charter of
                        Mid-America Apartment Communities,
                        Inc. dated as of January 10, 1994, as
                        filed with the Tennessee Secretary of
                        State on January 25, 1994
           3.2***   --  Articles of Amendment to the Charter
                        of Mid-America Apartment Communities,
                        Inc. dated as of January 28, 1994, as
                        filed with the Tennessee Secretary of
                        State on January 28, 1994
           3.3***   --  Articles of Merger of The Cates
                        Company with and into Mid-America
                        Apartment Communities, Inc. dated
                        February 2, 1994, as filed with the
                        Tennessee Secretary of State on
                        February 3, 1994
           3.4***   --  Articles of Merger of America First
                        REIT Advisory Company, a Nebraska
                        corporation, with and into
                        Mid-America Apartment Communities,
                        Inc., a Tennessee corporation, dated
                        June 29, 1995, as filed with the
                        Tennessee Secretary of State on June
                        29, 1995
           3.5***   --  Mid-America Apartment Communities,
                        Inc. Articles of Amendment to the
                        Amended and Restated Charter
                        Designating and Fixing the Rights and
                        Preferences of A Series of Preferred
                        Stock dated as of October 9, 1996, as
                        filed with the Tennessee Secretary of
                        State on October 10, 1996
           3.6***   --  Mid-America Apartment Communities,
                        Inc. Articles of Amendment to the
                        Amended and Restated Charter dated
                        November 17, 1997, as filed with the
                        Tennessee Secretary of State on
                        November 18, 1997
           3.7***   --  Mid-America Apartment Communities,
                        Inc. Articles of Amendment to the
                        Amended and Restated Charter
                        Designating and Fixing the Rights and
                        Preferences of A Series of Preferred
                        Stock dated as of November 17, 1997,
                        as filed with the Tennessee Secretary
                        of State on November 18, 1997
           3.8***   --  Articles of Merger of Flournoy
                        Development Company (a Georgia
                        corporation) with and into
                        Mid-America Apartment Communities,
                        Inc. (a Tennessee corporation) dated
                        November 21, 1997, as filed with the
                        Tennessee Secretary of State on
                        November 25, 1997
           3.9***   --  Mid-America Apartment Communities,
                        Inc. Articles of Amendment to the
                        Amended and Restated Charter dated
                        December 15, 1997, as filed with the
                        Tennessee Secretary of State on
                        December 31, 1997
           3.10***  --  Bylaws of Mid-America Apartment
                        Communities, Inc.
           4.1***   --  Form of Common Share Certificate
           4.2***   --  Form of 9.5% Series A Cumulative
                        Preferred Stock Certificate
           4.3***   --  Form of 8 7/8% Series B Cumulative
                        Preferred Stock Certificate
           4.4***   --  Mid-America Apartment Communities,
                        Inc. Articles of Amendment to the
                        Amended and Restated Charter
                        Designating and Fixing the Rights and
                        Preferences of A Series of Preferred
                        Stock dated as of October 9, 1996, as
                        filed with the Tennessee Secretary of
                        State on October 10, 1996
           4.5***   --  Mid-America Apartment Communities,
                        Inc. Articles of Amendment to the
                        Amended and Restated Charter
                        Designating and Fixing the Rights and
                        Preferences of A Series of Preferred
                        Stock dated as of November 17, 1997,
                        as filed with the Tennessee Secretary
                        of State on November 18, 1997
           4.6****  --  Form of 9 3/8% Series C Cumulative
                        Preferred Stock Certificate
           4.7***** --  Mid-America Apartment Communities,
                        Inc. Articles of Amendment to the
                        Amended and Restated Charter
                        Designating and Fixing the Rights and
                        Preferences of a Series of Preferred
                        Stock, dated as of June 25, 1998, as
                        filed with the Tennessee Secretary of
                        State on June 30, 1998

           5.1+      -- Opinion of Baker, Donelson, Bearman &
                        Caldwell Regarding Legality

           8.1+      -- Opinion of Baker, Donelson, Bearman &
                        Caldwell Regarding Certain Tax
                        Matters
          12.1       -- Statements regarding computation of
                        ratios (Included in Prospectus)
          23.1       -- Consent of KPMG LLP
          23.2+      -- Consent of Baker, Donelson, Bearman &
                        Caldwell (Included in Exhibit 5.1)

------------

    + Previously Filed.

   ** Filed as Exhibit 10.20 to the Registrant's Current Report on Form 8-K, filed with the Commission on September 19, 1997 (Commission File No. 1-12762)

  *** Previously filed as exhibits to the Company's Annual Report on Form 10-K for the Year Ended December 31, 1997. Each Exhibit listed herein is similarly numbered to the Exhibits filed with the Form 10-K.

 **** Previously filed as Exhibit 4.2 to the Registrant's Current Report on Form
      8-K filed with the Commission on June 26, 1998

***** Previously filed as Exhibit 4.1 to the Registrant's Current Report on Form
      8-A/A filed with the Commission on June 26, 1998